Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-124799 to 333-124799-50

PROSPECTUS

$200,000,000

WCI Communities, Inc.

Offer to Exchange All Outstanding 6 5/8% Senior Subordinated Notes due 2015 for 6 5/8% Senior Subordinated Notes due 2015, which have been registered under the Securities Act of 1933

Unconditionally Guaranteed on a Senior Subordinated Basis by Certain of Our Subsidiaries

     The Exchange Offer

•	We will exchange all Outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that are freely tradeable, except in limited circumstances described below.

•	You may withdraw tenders of Outstanding Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on June 27, 2005, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of Outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The Exchange Notes are being offered in order to satisfy certain of our obligations under the registration rights agreements entered into in connection with the placement of the Outstanding Notes.

•	The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the Outstanding Notes, except that the Exchange Notes will be freely tradeable, except in limited circumstances described below.

Resales of Exchange Notes

•	The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

If you are a broker-dealer and you receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. By making such acknowledgment, you will not be deemed to admit that you are an “underwriter” under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired by the broker-dealer for use in any such resale of a period of up to 180 days after the date of the prospectus. A broker-dealer may not participate in the exchange offer with respect to Outstanding Notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

If you are an affiliate of WCI Communities, Inc. or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Exchange Notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 26, 2005

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF MATERIAL INDEBTEDNESS
DESCRIPTION OF NOTES
REGISTRATION RIGHTS; ADDITIONAL INTEREST
BOOK ENTRY; DELIVERY AND FORM
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      As used in this prospectus, the terms “company,” “we,” “our,” “ours” and “us”, unless the context otherwise requires, refer to WCI Communities, Inc. and its subsidiaries and predecessors as a combined entity.

      This prospectus incorporates important business and financial information about the company that is not included or delivered with this prospectus. See “Incorporation of Certain Documents by Reference” on page 83. You may obtain copies of documents containing such information from us, without charge, by either calling or writing us at:

WCI Communities, Inc.

24301 Walden Center Drive
Bonita Springs, FL 34134
Attention: James D. Cullen, Esq.
Associate General Counsel
Telephone: (239) 947-2600

      To obtain timely delivery, you must request documents from us not later than June 20, 2005, which is five business days before the expiration of the exchange offer on June 27, 2005.

      You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Note by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

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SUMMARY

      This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes. You should read the entire prospectus carefully, including the documents incorporated herein by reference. You should pay particular attention to the risks of investing in the Notes discussed under the “Risk Factors” section beginning on page 11.

OUR BUSINESS

      We are a fully integrated homebuilding and real estate services company with over 50 years of experience in the design, construction and operation of leisure-oriented, amenity-rich master-planned communities. We began our operations in Florida through companies that principally focused on developing amenitized communities in the state. In the late 1990’s, we changed our business model to capture greater revenue and gross margins by becoming the principal homebuilder in most of our communities. In May 2004, we initiated homebuilding operations outside of Florida with the acquisition of Spectrum Communities (Spectrum), a developer and homebuilder that currently operates in New York, New Jersey and Connecticut. In February 2005, we acquired Renaissance Housing Corporation (Renaissance), a luxury homebuilder and developer that currently operates in Virginia and Maryland. These acquisitions established our position in the Northeast U.S. and Mid-Atlantic U.S. luxury residential markets and broadened our capabilities to take advantage of future opportunities in the mid and high-rise urban residential market.

      We offer a full complement of products and services to enhance our customers’ lifestyles and meet their expectations. We design, sell and build single- and multi-family homes serving move-up, pre-retirement and retirement home buyers. We also design, sell and build luxury residential towers targeting affluent, leisure-oriented home purchasers.

      We acquire and develop the land in our communities, construct the residences, design, build and operate the amenities in many of our communities and otherwise control most aspects of the planning, design, development, construction and operation of our communities. In certain situations, we elect to sell parcels and lots to others, including other builders and developers or end users.

      We conduct development and homebuilding operations in the following markets:

•	Florida:

•	East Coast — Miami, Fort Lauderdale, West Palm Beach/ Boca Raton, Daytona Beach and Jacksonville; and

•	West Coast — Marco Island, Naples, Fort Myers/ Cape Coral, Punta Gorda, Sarasota/ Bradenton, Tampa/ St. Petersburg/ Clearwater and Pensacola;

•	New York — Dix Hills, Croton-on-Hudson, Sleepy Hollow, West Nyack, Eastport, East Fishkill, Lake Grove, Tarrytown and Hopewell Crossing;

•	New Jersey — Monroe and North Bergen;

•	Connecticut — Southbury and Danbury;

•	Virginia — Leesburg, McLean, Oakton, Manassas, Occoquan, Chantilly, Herndon, Fairfax, and Arlington; and

•	Maryland — Columbia and Marlboro.

      Since we market our products to move-up, pre-retirement and retirement leisure-oriented home purchasers, we expect to benefit from favorable demographic and economic trends, including the aging of the “baby-boom” generation, the growing inter-generational wealth transfer to our target demographic segment, and the increasing affluence of the pre-retirement and retirement-aged population.

      Our principal business lines include single- and multi-family (traditional) homebuilding, mid- and high-rise (tower) homebuilding and real estate services, each of which contributes to our profitability.

Homebuilding Activities

Traditional Homes

      We design, sell and build traditional homes serving primary, second and retirement homebuyers. We build most of these homes within our master-planned communities, which often feature attractive amenities, including hotels such as Ritz-Carlton, Hyatt, Regent International and Starwood’s Luxury Collection. Many of our communities also include golf courses developed by well known golf professionals, including Raymond Floyd, Peter Jacobsen and Greg Norman. We believe that this approach increases the value of our homes and communities and helps us attract affluent purchasers. Additionally, we sometimes sell selected lots directly to buyers for the design and construction of homes.

Tower Residences

      We design, sell and build luxury residential towers and condominium hotels targeted to affluent, leisure-oriented home purchasers. We hire experienced and bonded third party general contractors specializing in the construction of towers to construct these buildings. By hiring experienced general contractors to construct our towers, we mitigate many of the risks associated with construction. As the developer of the towers that we build, we manage the entire process from planning to closing of completed residences and turnover of the condominium association to residents.

      Generally, construction is not commenced until a substantial number of units are under non-cancelable contracts. We will generally collect a deposit from each purchaser to cover a portion of estimated construction costs. Once construction is completed, closings of sold residences usually occur within one month, at which time we are paid the balance of the purchase price for the residences sold.

Real Estate Services

Realty Brokerage

      In 2004, we extended our franchise agreement for 10 years with Prudential Real Estates Affiliates, Inc. This agreement allows us to provide exclusive residential brokerage services as Prudential Florida WCI Realty in seven geographic areas across nine counties in Florida and commercial brokerage services in Naples. The exclusive franchise areas are in Lee, Collier, Martin, Palm Beach, Broward, Charlotte, and Dade Counties and in portions of Hillsborough and Manatee Counties. Under the agreement, we pay Prudential a royalty based on gross commission revenue on a monthly basis. Additionally, through a separate subsidiary, we provide new home and certain resale brokerage services.

Title Insurance

      We provide title insurance and closing services through a subsidiary which underwrites its policies on behalf of large national title insurers and derives its revenues from commissions on title insurance premiums and closing services provided to our customers, third party residential closings and commercial closings.

Mortgage Banking

      We provide residential mortgage banking services to our buyers, as well as to third party purchasers through our subsidiary, Financial Resources Group, Inc. (FRG), which also does business as WCI Mortgage. FRG originates home mortgages which are subsequently sold to mortgage investors. Generally these mortgages are sold at prices established in commitments obtained from mortgage investors prior to the time the mortgages are originated. The mortgages are primarily funded through a bank warehouse facility.

Amenities Membership and Operations

      Our amenities, including championship golf courses with clubhouses, fitness, tennis and recreational facilities, guest lodging, marinas and a variety of restaurants, are central to our mission to deliver high quality residential lifestyles. Amenities at our communities are owned by either community residents or non-residents in equity membership programs, unaffiliated third parties, or retained by us. As we plan the development of new communities, the ownership of the amenities is structured to cater to the preferences and expectations of community residents.

Land Sales

      We leverage our expertise and experience in master planning by strategically selling land at premium prices within our communities for construction of products we do not choose to build. This enables us to create a more well-rounded community by selling land to developers who will construct residential, commercial, industrial and rental properties, which we may prefer not to develop at a particular time or in general. We sometimes engage in retail land sales or sell selected lots to other builders and to end users for the design and construction of homes.

Other Investments

      We selectively enter into business relationships through partnerships and joint ventures with unrelated parties. These partnerships and joint ventures are utilized to acquire, develop, market and operate homebuilding, timeshare, amenities, and/or real estate services projects.

Marketing

      Targeting move-up, pre-retirement, retirement and affluent second home buyers, we develop and execute award-winning, multi-media marketing plans for our homes and communities. We believe our proprietary marketing systems and the depth of experience of our marketing group create an increased number of selling opportunities for us and has generally enhanced our marketing presence and brand recognition. Our marketing programs reach prospective purchasers, locally, nationally, and internationally through advertisements placed in demographic specific periodicals and other media. When a prospective purchaser responds to one of our advertisements or our website, specific property information is provided to them and purchase-specific information is entered into our database creating a personalized customer record, which is used to record every interaction we have with this prospective purchaser. We believe that our relationship and database marketing results in the efficient use of expenditures and results in a greater conversion rate of interested parties to buyers.

PRINCIPAL EXECUTIVE OFFICES

      Our principal executive office is located at 24301 Walden Center Drive, Bonita Springs, Florida 34134. Our telephone number is (239) 947-2600. WCI was incorporated in Delaware on October 26, 1987.

      You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the other reports we file with the SEC. See “Available Information” on page 83.

Summary of Terms of the Exchange Offer

      On March 10, 2005, we completed the private offering of $200,000,000 of our outstanding notes referred to as “Outstanding Notes.” Reference to the “Notes” in this prospectus are references to both the Outstanding Notes and the Exchange Notes.

      We and the guarantors entered into a registration rights agreement with the initial purchasers in the original offering in which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use our reasonable best efforts to complete the exchange offer within 237 days (180 days plus 40 business days) after the date of issuance of the Outstanding Notes. You are entitled to exchange in the exchange offer your Outstanding Notes for exchange notes referred to as “Exchange Notes,” which are identical in all material respects to the Outstanding Notes except:

•	the Exchange Notes have been registered under the Securities Act of 1933 or the Securities Act;

•	the Exchange Notes are not entitled to certain registration rights that are applicable to the Outstanding Notes under the registration rights agreement; and

•	certain additional interest rate provisions are no longer applicable.

The Exchange Offer	We are offering to exchange up to $200,000,000 aggregate principal amount of Outstanding Notes for up to $200,000,000 aggregate principal amount of Exchange Notes. Outstanding Notes may be exchanged only in integral multiples of $1,000.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in the no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of WCI Communities, Inc. within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the Exchange Notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Any holder of Outstanding Notes who:

• is an affiliate of WCI Communities, Inc.;

• does not acquire Exchange Notes in the ordinary course of its business; or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co.

Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on June 27, 2005 or such later date and time to which we extend it (the “expiration date”). We do not currently intend to extend the expiration date. Under the registration rights agreement that we have entered into with the initial purchasers relating to the Outstanding Notes, we have agreed to use our reasonable best efforts to complete the exchange offer by November 2, 2005, which is 237 days after the issuance of the Outstanding Notes. A tender of Outstanding Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. If we fail to complete the exchange offer for the Outstanding Notes or otherwise fail to register the Outstanding Notes as required in the registration rights agreements, we would be required to pay additional interest of up to $0.25 per week per $1,000 principal amount of Outstanding Notes. See “Registration Rights; Additional Interest.”

Material Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned “The Exchange Offer — Material Conditions to the Exchange Offer” of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the Outstanding Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold Outstanding Notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any Exchange Notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes;

• if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

• you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of WCI Communities, Inc. or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial Owners	If you are a beneficial owner of Outstanding Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Outstanding Notes in the exchange offer, you should contact that registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date of the exchange offer.

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and your Outstanding Notes are not immediately available or you cannot deliver your Outstanding Notes, the letter of transmittal or any other documents required by the letter of transmittal or to comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date of the exchange offer, you must tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no additional interest on the Outstanding Notes under the circumstances described in the registration rights agreement. If you are a holder of Outstanding Notes and you do not tender your Outstanding Notes in the exchange offer, you will continue to hold the Outstanding Notes and you will be entitled to all the rights and limitations applicable to the Outstanding Notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

To the extent that Outstanding Notes are tendered and accepted in the exchange offer, the trading market for Outstanding Notes could be adversely affected. The tender of Outstanding Notes under the exchange offer will reduce the principal amount of the Outstanding Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Outstanding Notes due to a reduction in liquidity. In connection with the offering of the Outstanding Notes, the underwriters informed us that they may, but are not obligated to, create a market for the Notes.

Consequences of Failure to Exchange	All untendered Outstanding Notes will continue to be subject to the restrictions on transfer provided for in the Outstanding Notes and in the indenture. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act.

Certain Income Tax Considerations	The exchange of Outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent” of this prospectus.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

      The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Notes.

Issuer	WCI Communities, Inc.

Notes Offered	$200,000,000 aggregate principal amount of our 6 5/8% Senior Subordinated Notes due 2015. The Notes were issued under an indenture dated as of March 10, 2005.

Interest	The Notes accrue interest from March 10, 2005 at the rate of 6 5/8% per year. Interest on the Notes is payable semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2005.

Maturity Date	March 15, 2015.

Guarantees	Certain of our subsidiaries guarantee the Notes on a senior subordinated basis. See “Description of Notes.”

Ranking	The Notes are general unsecured senior subordinated obligations and are subordinated to all our existing and future senior debt. The Notes rank junior in right of payment to all of our senior indebtedness. As of April 28, 2005, we and our Restricted Subsidiaries had approximately $524.4 million of senior debt outstanding (which includes the guaranty of $13.7 million in debt held by an unconsolidated joint venture) that would have ranked senior to the Notes and guarantees (including borrowings under our senior unsecured revolving credit facility). In addition, as of April 28, 2005, we had the ability to borrow up to $441.4 million under our current credit facilities, all of which would be considered senior debt. All indebtedness permitted to be incurred under our outstanding senior subordinated note indentures are permitted to be senior debt.

The Notes rank equally with all our other existing and future senior subordinated debt, including our outstanding $350,000,000 10 5/8% Senior Subordinated Notes due 2011, our outstanding $200,000,000 9 1/8% Senior Subordinated Notes due 2012, our outstanding $125,000,000 4% Contingent Convertible Senior Subordinated Notes due 2023 and our outstanding $125,000,000 7 7/8% Senior Subordinated Notes due 2013, and rank senior to all our subordinated debt, if any.

Our subsidiaries’ guarantees with respect to the Notes are general unsecured senior subordinated obligations of such guarantor subsidiaries and are subordinated to all of such guarantor subsidiaries’ existing and future senior debt. The guarantees rank equally with any senior subordinated indebtedness of the guarantor subsidiaries, including the guarantees of our outstanding senior subordinated notes, and rank senior to such guarantor subsidiaries’ subordinated debt, if any.

Because the Notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the Notes will not receive any payment until holders of senior debt have been paid in full. The term “senior debt” is defined in the “Description of Notes” section of this prospectus.

Payment Blockage	The subordination provisions of the Notes provide that we may not make any payment in respect of the Notes (except in permitted junior securities or from the trust described under “Description of Notes — Legal Defeasance and Covenant Defeasance”) if: (1) a payment default on designated senior debt occurs and is continuing beyond any applicable grace period; or (2) any other default occurs and is continuing on any series of designated senior debt that permit holders of that series of designated senior debt to accelerate its maturity and the trustee receives a notice of such default from us or the holders of any designated senior debt. Payment on the notes may and shall be resumed: (1) in the case of a payment default, upon the date on which such default is cured or waived; and (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the payment blockage notice is received, unless the maturity of any designated senior debt has been accelerated. See “Description of Notes — Subordination.”

Optional Redemption	We may redeem the Notes, in whole or in part, at any time prior to March 15, 2010, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of redemption, if any, plus a “Make-Whole Amount.” See “Description of Notes — Optional Redemption.” We may redeem the Notes, in whole or in part, at any time on or after March 15, 2010 at a redemption price equal to 100% of the principal amount thereof plus a premium declining ratably to par plus accrued and unpaid interest and additional interest, if any.

In addition, at any time on or before March 15, 2008 we may redeem up to 35% of the aggregate principal amount of the Notes and any additional Notes issued under the Indenture with the net cash proceeds of one or more equity offerings at a redemption price equal to 106.625% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any; provided that:

• at least 65% of the aggregate principal amount of the Notes and any such additional Notes remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the closing of any such equity offering.

For more information, see “Description of Notes — Optional Redemption.”

Change of Control	Upon certain Change of Control events, if we do not redeem the Notes, each holder of Notes may require us to repurchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Our ability to repurchase the Notes upon a Change of Control event will be limited by the terms of our debt agreements, including our senior unsecured revolving credit facility. We cannot assure you that we will have the financial resources to repurchase the Notes. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness;

• pay dividends on, redeem or repurchase our capital stock;

• make investments;

• engage in transactions with affiliates;

• create certain liens; or

• consolidate, merge or transfer all or substantially all our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications that are described in the “Description of Notes” section of this prospectus. Following the time when the Notes are assigned investment grade ratings from both Standard & Poor’s Rating Service and Moody’s Investors Service, Inc., and no Default (as defined in the indenture) has occurred and is continuing, certain of the covenants described above will no longer apply.

Absence of a Public Market for the Exchange Notes	The Exchange Notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the Exchange Notes will develop or as to the liquidity of any market. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the Outstanding Notes have advised us that they currently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued without notice. Thus, a liquid market may not develop or be maintained.

Risk Factors

      You should carefully consider the information under the caption “Risk Factors” and all other information in this prospectus before tendering your Outstanding Notes.

RISK FACTORS

      Before you invest in the Notes, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide whether to exchange the Notes.

Risks Relating to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restriction will remain in force and the market price of your Outstanding Notes could decline.

      If you do not exchange your Outstanding Notes for exchange notes under the exchange offer, then you will be subject to the transfer restrictions on the Outstanding Notes as set forth in the legend printed on the Outstanding Notes and the prospectus distributed in connection with the private offering of the Outstanding Notes. In general, you may not offer or sell the Outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempted from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. You should refer to “Prospectus Summary — Summary of Terms of the Exchange Offer” and “The Exchange Offer” for information about how to tender your Outstanding Notes.

      The tender of the Outstanding Notes under the exchange offer will reduce the principal amount of the Outstanding Notes outstanding, which may have an adverse effect upon, and increase volatility of, the market price of the Outstanding Notes due to reduction in liquidity.

Risks Relating to the Notes

Substantial Indebtedness and High Leverage — Our substantial indebtedness and high leverage could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

      We continue to have substantial debt and debt service requirements. At March 31, 2005:

•	our total debt was $1,421.4 million;

•	our total equity was $914.8 million;

•	total debt represented 60.8% of total capitalization of WCI Communities and its subsidiaries; and

•	we had up to approximately $511.5 million available for borrowings under the senior unsecured revolving credit facility.

      For the year ended December 31, 2004, our debt service payment obligations totaled approximately $81.8 million. For the three month period ended March 31, 2005, our debt service payment obligations totaled approximately $23.1 million. Based on the terms, outstanding balances and interest rates of our indebtedness as of March 31, 2005, our annual debt service payment obligations would be approximately $100.6 million.

      In addition, in connection with the development of certain of our communities, community development or improvement districts may utilize bond financing programs to fund construction or acquisition of certain on-site and off-site infrastructure improvements, near or at such communities. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district. If the owner of the parcel does not pay such obligation, a lien will be placed on the property to secure the unpaid obligation. The bonds, including interest and redemption premiums, if any, and the associated lien on the property are typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited.

      Although we are not directly obligated to pay all of the outstanding bond amounts, we do pay a portion of the revenues, fees, and assessments levied by the districts on the property benefited by the improvements within our communities. In addition, we guarantee district shortfalls under certain bond debt service agreements when the revenues, fees, and assessments which are designed to cover principal and interest and other operating costs of the bonds are not paid. In the event that debt service shortfalls guaranteed by us occur, we will be required to fund our obligations under these guarantees. The amount of bond obligations issued and outstanding by districts with respect to our communities totaled $145.9 million at March 31, 2005. We have accrued $47.4 million as of March 31, 2005 as the estimated amount of such bonds that we may be required to fund. The amount we may have to pay in connection with these bonds, however, may be more or less than the amount we have accrued.

      Our high degree of leverage could have important consequences to you, including the following:

•	our ability to satisfy our obligations with respect to the Notes may be impaired in the future;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•	certain of our borrowings are and will continue to be at variable rates of interest (including borrowings under our senior unsecured revolving credit facility), which will expose us to the risk of increased interest rates;

•	we may be substantially more leveraged than certain of our competitors, which may place us at a competitive disadvantage; and

•	our substantial leverage may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions.

      In addition, the Notes, our senior unsecured revolving credit facility and our other debt instruments contain financial and other restrictive covenants that will limit our ability to, among other things, borrow additional funds.

Ability to Service Debt — We will require a significant amount of cash to service our indebtedness. If we are unable to generate a sufficient amount of cash, we may be unable to fulfill our obligations under the Notes.

      Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance our indebtedness, including the Notes, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors. We believe that cash generated by our business will be sufficient to enable us to make our debt payments, including payment on the Notes, as they become due. However, if our business does not generate sufficient cash flow or future borrowings are not available under our senior unsecured revolving credit facility or any other financing sources in an amount sufficient to enable us to service our indebtedness, including the Notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity or incur additional debt. In that case, if we can not refinance any of our indebtedness, including our senior unsecured revolving credit facility and the Notes, or negotiate favorable or acceptable terms to refinance our indebtedness, we may not be able to fulfill our obligations under the Notes.

We are largely dependent on our subsidiaries and, to a lesser extent, our joint ventures for our cash flow. If our subsidiaries and joint ventures are unable to make sufficient payments to us, we may be unable to satisfy our obligations, including with respect to the Notes.

      Our subsidiaries and, to a lesser extent, joint ventures conduct a material amount of our operations and directly own a material amount of our assets. Therefore, our operating cash flow and ability to meet our debt obligations, including with respect to the Notes, will largely depend on the cash flow provided by our subsidiaries and, to a lesser extent, joint ventures in the form of loans, dividends and other payments to us as a shareholder, equity holder, service provider or lender. The ability of our subsidiaries and, to a lesser extent, joint ventures to make such payments to us will depend on their earnings, tax considerations, legal restrictions and restrictions under their indebtedness. If our subsidiaries and joint ventures are unable to make sufficient payments to us, we may be unable to satisfy our obligations, including with respect to the Notes.

Not all of our subsidiaries are guarantors, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.

      Many, but not all, of our direct and indirect subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to us. Assuming the sale of the Outstanding Notes and the exchange of the Outstanding Notes for the Exchange Notes was completed on March 31, 2005, the Exchange Notes would have been effectively junior to $279.0 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 8.1% of our consolidated revenue for the three months ended March 31, 2005. The non-guarantor subsidiaries held 13.1% of our total consolidated assets at March 31, 2005.

Subordination — Your right to receive payments on the Notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Furthermore, the guarantees of the Notes are junior to all of our guarantor subsidiaries’ existing senior indebtedness and possibly to all of their future borrowings.

      The Notes and the subsidiary guarantees rank behind all of our and the guarantor subsidiaries’ existing senior indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to the Notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantor subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantor subsidiaries or our or their property, the holders of our and the guarantor subsidiaries’ senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the Notes or the subsidiary guarantees.

      In addition, all payments on the Notes and the guarantees will be blocked in the event of a payment default on designated senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantor subsidiaries, holders of the Notes, the 10 5/8% Senior Subordinated Notes due 2011, the 9 1/8% Senior Subordinated Notes due 2012, the 4% Contingent Convertible Senior Subordinated Notes due 2023 and the 7 7/8% Senior Subordinated Notes due 2013 will participate with trade creditors and all other holders of our and our guarantor subsidiaries’ senior subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of Notes may receive less, ratably, than the holders of senior indebtedness.

      As of April 28, 2005, the aggregate amount of our indebtedness that would have ranked senior to the Notes and guarantees (including borrowings under our senior unsecured revolving credit facility) was approximately $524.4 million. The indenture and our senior unsecured revolving credit facility permit us and the guarantor subsidiaries to incur substantial additional indebtedness, including indebtedness that ranks ahead of the Notes. If new indebtedness is added to our and our subsidiaries’ current indebtedness levels, the related risks associated with such additional indebtedness could increase.

Asset Encumbrances — A material amount of our assets are secured by a first priority security interest. Therefore, your ability to receive payments on the Notes is also junior to those lenders who have a security interest in our assets that are secured.

      The Notes are not secured by any of our assets. However, our construction loans relating to towers are secured by the underlying towers and certain land is secured by seller-financing. If we become insolvent or are liquidated, the lenders under these loans would be entitled to exercise the remedies available to a secured lender. Accordingly, these lenders will have a claim on the assets securing their indebtedness and will have priority over any claim for payment under the Notes or the guarantees. In addition, the indenture governing the Notes permits the incurrence of additional debt, some of which may be secured debt. In the event of a bankruptcy or insolvency, because the Notes are not secured by any of our assets, it is possible that following the repayment of all of our secured indebtedness there would be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. See “Capitalization,” “Description of Notes” and our audited and unaudited financial statements included or incorporated by reference in this offering memorandum.

Financing Change of Control Offer — We may not have the ability to fund these offers required by the indenture.

      Upon a change of control, we will be required to offer to repurchase all outstanding Notes, all of our outstanding and existing 10 5/8% Senior Subordinated Notes due 2011, all of our outstanding and existing 9 1/8% Senior Subordinated Notes due 2012 and all of our outstanding and existing 7 7/8% Senior Subordinated Notes due 2013 at 101% of the principal amount of the Notes and the existing Notes, plus accrued and unpaid interest, if any, and may also be required to repurchase certain of our other indebtedness. Upon a change of control, we will also be required to offer to repurchase all of our outstanding and existing 4% Contingent Convertible Senior Subordinated Notes due 2023 at 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, payable in cash or, at our option and subject to certain conditions, shares of our common stock. We may not have sufficient funds at the time of either such event to make any required repurchase of the Notes or any other indebtedness. In addition, restrictions in our senior unsecured revolving credit facility may not allow us to make such required repurchases. Whether or not prohibited by the terms of our senior unsecured revolving credit facility, any failure to repurchase tendered Notes would constitute an event of default and would accelerate our obligation to repurchase all of the outstanding Notes and could result in an event of default under our senior unsecured revolving credit facility and our other outstanding indentures.

      A change of control constitutes in and of itself an event of default under our senior unsecured revolving credit facility. In addition, under our indentures governing our senior subordinated notes, including the Notes, any event of default under our senior unsecured revolving credit facility that results in an acceleration of the obligations under the unsecured revolving credit facility, would constitute an event of default under those indentures, and would result in all indebtedness under the indentures to become immediately due and payable. In that event, we may not have sufficient funds to pay our obligations under the senior unsecured revolving credit facility and the outstanding indentures, including the Notes.

      The definition of “change in control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or group may be uncertain.

Restrictions Imposed by Terms of Our Indebtedness — Our inability to comply with the restrictions imposed by the terms of our outstanding indebtedness could lead to the acceleration of all of our outstanding indebtedness. In that event, we may not have sufficient cash to fund our obligations under our outstanding indebtedness, including the Notes.

      The indenture relating to the Notes, the indenture relating to our existing 10 5/8% Senior Subordinated Notes due 2011, the indenture relating to our existing 9 1/8% Senior Subordinated Notes due 2012 and the indenture relating to our existing 7 7/8% Senior Subordinated Notes due 2013 restrict, among other things, our ability to:

•	borrow money;

•	pay dividends on stock or make certain other restricted payments;

•	use assets as security in other transactions;

•	make certain investments;

•	enter into certain transactions with our affiliates; and

•	sell substantially all of our assets or merge with other companies.

      If we fail to comply with these covenants, we would be in default under the indentures listed above, and the principal and accrued interest on our existing 4% Contingent Convertible Senior Subordinated Notes due 2023, our existing 10 5/8% Senior Subordinated Notes due 2011, our existing 9 1/8% Senior Subordinated Notes due 2012 and our existing 7 7/8% Senior Subordinated Notes due 2013 could become due and payable, which would result in the Notes becoming immediately due and payable. See “Description of Notes — Certain Covenants.”

      In addition, our senior unsecured revolving credit facility contains many restrictive covenants similar to the covenants of the indentures but the covenants in the senior unsecured revolving credit facility are generally more restrictive than those contained in the indentures. Our senior unsecured revolving credit facility also requires us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. If we fail to meet those tests or breach any of the covenants, the lenders under our senior unsecured revolving credit facility could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If all amounts outstanding under our senior unsecured revolving credit facility are declared immediately due and payable, we may not be able to repay in full such indebtedness or any other indebtedness, including the Notes.

      In addition, if we default under the indentures, our senior unsecured revolving credit facility or the instruments governing our other indebtedness, that default could constitute a cross-default under the indentures, our senior unsecured revolving credit facility or the instruments governing our other indebtedness. See “Description of Notes.”

      Many of the covenants in the indenture will terminate if the notes are rated investment grade by both, Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. and no default has occurred and is continuing under the indenture governing the Notes.

      Many of the covenants in the indenture governing the Notes will terminate if the Notes are rated investment grade by both, Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. and no default has occurred and is continuing. These covenants will not be restored if the Notes are later rated below investment grade. These covenants restrict, among other things, our ability to pay distributions on shares of our common stock, incur debt and enter into certain other transactions. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes — Certain Covenants — Application of Fall Away Covenants.”

Fraudulent Conveyance Matters — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require Noteholders to return payments received from guarantors. In addition, should a court void a guarantor subsidiary’s guarantee, the Notes will be structurally subordinated to that guarantor subsidiary’s outstanding obligations.

      Under Federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if, among other things, any guarantor subsidiary, at the time it incurred the debt evidenced by its guarantee of the Notes:

•	received less than reasonably equivalent value or fair consideration for the guarantees;

•	was insolvent or rendered insolvent as a result of issuing the guarantees;

•	was engaged in a business or transaction for which that guarantor subsidiary’s remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	intended to hinder, delay or defraud that guarantor subsidiary’s creditors,

then the guarantee of that guarantor subsidiary could be voided, or claims by holders of the Notes under that guarantee could be subordinated to all other debts of that guarantor subsidiary. In addition, any payment by that guarantor subsidiary pursuant to its guarantee could be required to be returned to that guarantor subsidiary, or to a fund for the benefit of the creditors of that guarantor subsidiary.

      The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor subsidiary would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor subsidiary, after giving effect to the debt incurred by that guarantor subsidiary in connection with the offering, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. However, a court may apply a different standard in making such determinations or a court may disagree with our conclusions in this regard.

No Prior Market for the Notes — You cannot be sure that an active trading market will develop for the Notes. If an active trading market does not develop for the Notes, the liquidity and value of the Notes may be diminished.

      We do not intend to apply for a listing of the Notes on a securities exchange. There is currently no established market for the Notes and the following is unknown:

•	the liquidity of any market for the Notes;

•	the ability of holders of Notes to sell their Notes; and

•	the price at which holders of Notes will be able to sell their Notes.

As a result, you may not be able to sell your Notes at attractive prices or at all.

      The initial purchasers are not obligated to make a market for the Notes, and may discontinue their market making at any time without notice to the holders of the Notes. In addition, market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement. A market or liquidity of any market for the Notes may not develop. If a market for the Notes does develop, prevailing interest rates, the markets for similar securities, changes in our financial performance or prospects or in the prospects for the companies in our industry and other factors could cause the Notes to trade at prices lower than their initial market values or reduce the liquidity of the Notes.

Risks Relating to our Business

Significant Capital Requirements — If we are not able to raise sufficient capital to enhance and maintain the operations of our properties and to expand and develop our real estate holdings, our results of operations and revenues could decline.

      We operate in a capital intensive industry and require significant capital expenditures to maintain our competitive position. Failure to secure needed additional financing, if and when needed, may limit our ability to grow our business which could reduce our results of operations and revenues. We expect to make significant capital expenditures in the future to enhance and maintain the operations of our properties and to expand and develop our real estate holdings. In the event that our plans or assumptions change or prove to be inaccurate or if cash flow proves to be insufficient, due to unanticipated expenses or otherwise, we may seek to minimize cash expenditures and/or obtain additional financing in order to support our plan of operations. Additional funding, whether obtained through public or private debt or equity financing, or from strategic alliances, may not be available when needed or may not be available on terms acceptable to us, if at all.

Inability to Successfully Develop Communities — If we are not able to develop our communities successfully, our earnings could be diminished.

      Before a community generates any revenues, material expenditures are required to acquire land, to obtain development approvals and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. It generally takes several years for a community development to achieve cumulative positive cash flow. Our inability to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on our ability to service our debt and to meet our working capital requirements.

Risks Associated with Construction — Problems in the construction of our communities could result in substantial increases in cost and could disrupt our business which would reduce our profitability.

      We must contend with the risks associated with construction activities, including the inability to obtain insurance or obtaining insurance at significantly increased rates, cost overruns, shortages of lumber, steel, concrete or other materials, shortages of labor, labor disputes, unforeseen environmental or engineering problems, work stoppages and natural disasters, any of which could delay construction and result in a substantial increase in costs which would reduce our profitability. Where we act as the general contractor, we are responsible for the performance of the entire contract, including work assigned to unaffiliated subcontractors. Claims may be asserted against us for construction defects, personal injury or property damage caused by the subcontractors, and these claims may give rise to liability. Where we hire general contractors, if there are unforeseen events like the bankruptcy of, or an uninsured or under-insured loss claimed against, our general contractors, we may become responsible for the losses or other obligations of the general contractors, which may materially and adversely affect our results of operations. Should losses in excess of insured limits occur, the losses could adversely affect our results of operations. In addition, our results of operations could be negatively impacted in the event that a general contractor experiences significant cost overruns or delays and is not able or willing to absorb such impacts.

Risk of Increased Interest Rates — Because many of our customers finance their home purchases, increased interest rates could lead to fewer home sales which would reduce our revenues.

      Many purchasers of our homes obtain mortgage loans to finance a substantial portion of the purchase price of their homes. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing. In addition, there have been discussions of possible changes in the federal income tax laws which would remove or limit the deduction for home mortgage interest. If effective mortgage interest rates increase and the ability or willingness of prospective buyers to finance home purchases is adversely affected, our operating results may also be negatively affected which may impair our ability to make payments on the Notes.

Availability of Land — Because our business depends on the acquisition of new land, the unavailability of land could reduce our revenues or negatively affect our results of operations.

      Our operations and revenues are highly dependent on our ability to expand our portfolio of land parcels. We may compete for available land with entities that possess significantly greater financial, marketing and other resources. Competition generally may reduce the amount of land available as well as increase the cost of such land. An inability to effectively carry out any of our sales activities and development resulting from the unavailability of land may adversely affect our business, financial condition and results of operations.

National and Regional Economic Conditions — A deterioration in national and regional economic conditions could adversely impact our real estate sales and revenues.

      Our real estate sales and revenues could decline due to a deterioration of regional or national economies. Our sales and revenues would be disproportionately affected by worsening economic conditions in the Midwestern and Northeastern United States because we generate a disproportionate amount of our sales from customers in those regions. In addition, a significant percentage of our residential units are second home purchases which are particularly sensitive to the state of the economy.

Risks Associated with Our Geographic Concentration in Florida — Because of our geographic concentration in Florida, an economic downturn in Florida could reduce our revenues or our ability to grow our business.

      We currently develop and sell a substantial majority of our properties in Florida. Consequently, any economic downturn in Florida could reduce our revenues or our ability to grow our business. In addition, the appeal of becoming an owner of one of our residential units may decrease if potential purchasers do not continue to view the locations of our communities as attractive primary, second home or retirement destinations.

Risks Due to Recent Terrorist and Weather Events — Increased insurance risk, perceived risk of travel and adverse changes in economic conditions as a result of recent events could negatively affect our business.

      We believe that insurance and surety companies are re-examining many aspects of their business, and may take actions including increasing premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverages, imposing exclusions, such as mold damage, sabotage and terrorism, and refusing to underwrite certain risks and classes of business. Any increased premiums, mandated exclusions, change in limits, coverages, terms and conditions or reductions in the amounts of bonding capacity available may adversely affect our ability to obtain appropriate insurance coverages at reasonable costs, which could have a material adverse effect on our business.

Community Relations — Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues or results of operations to decline.

      As a community developer, we may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation or development of our communities. Any efforts made by us in resolving these issues or disputes could be deemed unsatisfactory by the affected residents and any subsequent action by these residents could negatively impact sales, which could cause our revenues or results of operations to decline. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or modify our community development plans.

Risks and Costs of Growth — We may not be successful in our efforts to identify, complete or integrate acquisitions which could adversely affect our results of operations and prospects.

      A principal component of our strategy is to continue to grow profitably in a controlled manner in both existing and new markets by acquiring and developing land or by acquiring other property developers or homebuilders. On May 24, 2004, we completed our first acquisition outside Florida with our purchase of Spectrum, a developer and homebuilder that currently operates in New York, New Jersey and Connecticut. On February 17, 2005, we announced our second acquisition outside of Florida with our acquisition of Renaissance, a luxury homebuilder and developer based in Reston, Virginia that currently operates in Virginia and Maryland. However, we may not be successful in implementing our acquisition strategy and growth may not continue at historical levels or at all. The failure to successfully integrate Spectrum or Renaissance and identify and acquire other businesses or real estate development opportunities effectively could adversely affect our business, assets, financial condition, results of operations and prospects.

Variability in Our Results — We experience variability in our results of operations in each quarter and accordingly, quarter-to-quarter comparisons should not be relied upon as an indicator of our future performance. In addition, as a result of such fluctuations, the price of the Notes may experience volatility.

      We have historically experienced, and in the future expect to continue to experience, variability in our revenue, profit and cash flow. Our historical financial performance is not necessarily a meaningful indicator of future results and we expect financial results to vary from project to project and from quarter to quarter. In particular, our revenue recognition policy for tower residences can cause significant fluctuation in our total revenue from quarter to quarter. We believe that quarter-to-quarter comparisons of our results should not be relied upon as an indicator of future performance. As a result of such fluctuations, our stock price may experience volatility.

      We commence construction of a portion of our homes prior to obtaining non-cancellable sales contracts for those residences. Depending on the level of demand for these residences, some or all of these residences may not be sold at the prices or in the quantities originally expected. As a result, our operating income could be adversely affected.

Risks of Seasonality — We may be negatively impacted by seasonal factors, which could limit our ability to generate revenue and cash flow.

      Because many of our Florida customers prefer to close on their home purchases before the winter, and due to the typical timing of tower construction commencement and completion, the fourth quarter of each year often produces a disproportionately large portion of our total year’s revenues, profits and cash flows. Therefore, delays or significant negative economic events that occur in the fourth quarter may have a disproportionate effect on revenues, profits and cash flows for the year.

Risk of Nonreceipt of Already Recognized Revenue and Profit on Tower Residence Sales — If we do not receive cash corresponding to previously recognized revenues, our future cash flows could be lower than expected.

      In accordance with generally accepted accounting principles, we recognize revenues and profits from sales of tower residences during the course of construction. Revenue is recorded when construction is beyond a preliminary stage, the buyer is committed to the extent of being unable to require a full refund, except for nondelivery of the residence, a substantial percentage of residences are under non-cancelable contracts, collection of the sales price is reasonably assured and costs can be reasonably estimated. Due to various contingencies, like delayed construction and buyer defaults, we may receive less cash than the amount of revenue already recognized or the cash may be received at a later date than we expected which could affect our profitability and ability to pay our debts.

Risks of Expansion — Expansion into new geographic areas poses risks. If we are unable to successfully expand into new geographic areas, our results of operations may be adversely affected.

      We plan to continue to expand our business to new geographic areas outside of Florida. We will incur additional risks to the extent we develop communities in climates or geographic areas in which we do not have experience or develop a different size or style of community, including:

•	acquiring the necessary construction materials and labor in sufficient amounts and on acceptable terms;

•	adapting our construction methods to different geographies and climates; and

•	reaching acceptable sales levels at such communities.

      In addition, we may have difficulty attracting potential customers from areas and to a market in which we have not had significant experience.

Risks Associated with Natural Disasters — Our revenues and profitability may be adversely affected by natural disasters.

      The Florida climate presents risks of natural disasters. To the extent that hurricanes, severe storms, floods or other natural disasters or similar events occur, our business may be adversely affected. Our Northeast and Mid-Atlantic regions may also become subject to severe winter conditions that may adversely affect our business. Although we insure for losses resulting from natural disasters, such insurance may not be adequate to cover business interruption or losses resulting therefrom, which may have a material adverse effect on our business, assets, financial condition, results of operations and prospects.

Risks Associated with Our Industry — Laws and regulations related to property development may subject us to additional costs and delays which could reduce our revenues, profits or prospects.

      We are subject to a variety of statutes, ordinances, rules and regulations governing certain developmental matters, building and site design which may impose additional costs and delays on us. In particular, we may be required to obtain the approval of numerous governmental authorities regulating such matters as permitted land uses, levels of density and the installation of utility services such as gas, electric, water and waste disposal. In addition, certain fees, some of which may be substantial, may be imposed to defray the cost of providing certain governmental services and improvements. We also may be subject to additional costs or delays or may be precluded from building a project entirely because of “no growth” or “slow growth” initiatives, building permit allocation ordinances, building moratoriums, restrictions on the availability of utility services or similar governmental regulations that could be imposed in the future. These ordinances, moratoriums or restrictions, if imposed, could cause our costs to increase and delay our planned or existing projects, which would in turn reduce our revenues, profits or ability to grow our business.

      In addition, some of our land and some of the land that we may acquire has not yet received all of the planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlement of this land on a timely basis may adversely affect our future results and prospects.

Environmental Regulation — Compliance with applicable environmental laws may substantially increase our costs of doing business which could reduce our profits.

      We are subject to various laws and regulations relating to the operation of our properties, which are administered by numerous federal, state and local governmental agencies. Our growth and development opportunities may be limited and more costly as a result of legislative, regulatory or municipal requirements. The inability to grow our business or pay these costs could reduce our profits. In addition, our operating costs may also be affected by our compliance with, or our being subject to, environmental laws, ordinances and regulations relating to hazardous or toxic substances of, under, or in such property. These costs could be significant and could result in decreased profits or the inability to develop our land as originally intended.

FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

      These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These statements are contained in the documents incorporated herein by reference and in the sections entitled “Summary,” “Risk Factors” and other sections of this prospectus.

      Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth below and elsewhere in this prospectus, including under the section headed “Risk Factors.” These factors include, among others:

•	our ability to compete in the Florida, New York, New Jersey, Connecticut, Virginia and Maryland real estate markets;

•	the availability and cost of land in desirable areas in Florida, New York, New Jersey, Connecticut, Virginia, Maryland and District of Columbia and elsewhere and the ability to expand successfully into those areas;

•	our ability to obtain necessary permits and approvals for the development of our land;

•	our ability to raise debt and equity capital and grow our operations on a profitable basis;

•	our ability to pay principal and interest on our current and future debts;

•	our ability to sustain or increase historical revenues and profit margins;

•	material increases in labor and material costs;

•	delayed or inadequate supply of labor and materials;

•	increases in interest rates;

•	the level of consumer confidence;

•	adverse legislation or regulations;

•	unanticipated litigation or legal proceedings;

•	natural disasters; and

•	continuation and improvement of general economic conditions and business trends.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to update any forward-looking statements in this prospectus or elsewhere.

      Our risks are more specifically described in “Risk Factors.” If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      We have entered into a registration rights agreement with the initial purchasers of the Outstanding Notes in which we and our guarantor subsidiaries agreed, under some circumstances, to file a registration statement relating to an offer to exchange the Outstanding Notes for Exchange Notes. We and our guarantor subsidiaries also agreed to use our reasonable best efforts to cause the offer to be consummated within 237 days (180 days plus 40 business days) following the issuance of the Outstanding Notes. The Outstanding Notes were issued on March 10, 2005.

      The Exchange Notes will have terms substantially identical to the Outstanding Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe some obligations in the registration rights agreement.

      Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Outstanding Notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	because of any change in law or applicable interpretations of those laws by the staff of the SEC that does not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if any Outstanding Notes validly tendered in the exchange offer are not exchanged for Exchange Notes within 237 days after their date of original issuance;

•	if any initial purchaser of the Outstanding Notes so requests, but only with respect to any Outstanding Notes not eligible to be exchanged for Exchange Notes in the exchange offer; or

•	if any holder of the Outstanding Notes notifies us that it is not permitted to participate in the exchange offer or would not receive fully tradeable Exchange Notes in the exchange offer and so requests a shelf registration statement.

      If we fail to comply with some obligations under the registration rights agreement we will be required to pay additional interest to holders of the Outstanding Notes in accordance with the agreement.

      Each holder of Outstanding Notes that wishes to exchange Outstanding Notes for transferable Exchange Notes in the exchange offer will be required to make the following representations:

•	any Exchange Notes will be acquired in the ordinary course of its business;

•	the holder has no arrangement with any person to participate in the distribution of the Exchange Notes;

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and

•	if the holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Resale of Exchange Notes

      Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued under the exchange offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	the Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the Exchange Notes.

      Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any Outstanding Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

      The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Outstanding Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The Exchange Notes will evidence the same debt as Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Outstanding Notes.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

      As of the date of this prospectus, $200.0 million aggregate principal amount of the Outstanding Notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act of 1934 or the Exchange Act and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the Outstanding Notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

      We will be deemed to have accepted for exchange properly tendered Outstanding Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Material Conditions to the Exchange Offer.”

      Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time on June 27, 2005 unless in our sole discretion we extend it.

      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of Outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Outstanding Notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept Outstanding Notes not previously accepted if any of the conditions set forth below under “— Material Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

      Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of Outstanding Notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of Outstanding Notes of the amendment.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Material Conditions to the Exchange Offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Outstanding Notes for exchange if in our reasonable judgment:

•	the Exchange Notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of Outstanding Notes, would violate applicable law or any applicable interpretation of the SEC staff; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution”; and

•	other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Outstanding Notes by giving oral or written notice of the extension to their holders. During any extensions, all Outstanding Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance, or termination to the holders of the Outstanding Notes as promptly as practicable.

      Those conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times. If the waiver of any condition constitutes a material charge to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending on the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

      In addition, we will not accept for exchange any Outstanding Notes tendered, and will not issue Exchange Notes in exchange for any Outstanding Notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for Tendering

      Only a holder of Outstanding Notes may tender the Outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

      In addition, either:

•	the exchange agent must receive the Outstanding Notes along with the accompanying letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

      The tender by a holder of Outstanding Notes that is not withdrawn prior to the expiration date will constitute an agreement between the holder of Outstanding Notes and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

      The method of delivery of Outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or Outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its Outstanding Notes either:

•	make appropriate arrangements to register ownership of the Outstanding Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Outstanding Notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule l7Ad-l5 under the Exchange Act, unless the Outstanding Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance”

•	for the account of an eligible institution.

      If the accompanying letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed on the Outstanding Notes, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Outstanding Notes and an eligible institution must guarantee the signature on the bond power.

      If the accompanying letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Outstanding Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

      We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give any notification. Tenders of Outstanding Notes will not be deemed made until any defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	Outstanding Notes or a timely book-entry confirmation of the Outstanding Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of Outstanding Notes will represent or be deemed to have represented to us that, among other things:

•	any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if the holder is not a broker-dealer, that is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

•	if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of any Exchange Notes; and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of Outstanding Notes who are unable to deliver confirmation of the book-entry tender of their Outstanding Notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their Outstanding Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      Holders wishing to tender their Outstanding Notes but whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the Outstanding Notes and the principal amount of Outstanding Notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile of the letter of transmittal, together with the Outstanding Notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the executed letter of transmittal, as well as all tendered Outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, holders of Outstanding Notes may withdraw their tenders at any time prior to the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of the Outstanding Notes; and

•	where certificates for Outstanding Notes have been transmitted, specify the name in which the Outstanding Notes were registered, if different from that of the withdrawing holder.

      If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

      If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any Outstanding Notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the Outstanding Notes will be credited to an account maintained with DTC for Outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, Outstanding Notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

      The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

For delivery by registered or certified mail:	For overnight delivery only:

The Bank of New York Trust Company, N.A. c/o The Bank of New York 101 Barclay Street New York, New York 10286	The Bank of New York Trust Company, N.A. c/o The Bank of New York 101 Barclay Street New York, New York 10286
Attn: Reorganization Unit – Floor 7 East	Attn: Reorganization Unit – Floor 7 East

By hand:	By facsimile transaction

The Bank of New York Trust Company, N.A. c/o The Bank of New York 101 Barclay Street New York, New York 10286 Attn: Reorganization Unit – Window Lobby Level	(for eligible institutions only): (212) 298-1915 Confirm facsimile by telephone only: (212) 815-3687

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $250,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs;

•	and related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

•	tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the exchange offer.

      If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

      Holders who tender their Outstanding Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

      Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of the Outstanding Notes:

•	as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the prospectus distributed in connection with the private offering of the Outstanding Notes.

      In general, you may not offer or sell the Outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the Outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

      We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be deferred and amortized over the term of the related Notes.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of the Outstanding Notes, the terms of which are identical in all material respects to the Exchange Notes. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

      We received net proceeds of approximately $198.5 million from the sale of the Outstanding Notes after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us. We used all the net proceeds to repay the outstanding balance of our senior unsecured revolving credit facility.

CAPITALIZATION

      The following table presents our historical unaudited consolidated capitalization as of March 31, 2005. This information should be read together with our audited financial statements and the other financial and operating data incorporated by reference into this offering memorandum.

As of
March 31,
2005

(In thousands)
Debt obligations (including current portion):
Senior unsecured revolving credit facility(1)	238,550
Mortgages and notes payable	179,682
Senior subordinated notes due 2011	353,186
Senior subordinated notes due 2012	200,000
Senior subordinated notes due 2013	125,000
Senior subordinated notes due 2015	200,000
Senior subordinated contingent convertible notes due 2023	125,000

Total debt obligations	$1,421,418

Shareholders’ equity:
Common stock	$459
Additional paid-in capital	292,512
Retained earnings	629,897
Treasury stock	(8,082)

Total Shareholders’ equity	914,786

Total capitalization	$2,336,204
Ratio of debt to total capitalization	60.8%

(1)	As of April 28, 2005, there was $308.6 million outstanding under our senior unsecured revolving credit facility and we had $441.4 million available for borrowings under that credit facility.

SELECTED FINANCIAL DATA

      The following tables set forth our selected historical consolidated financial data for each of the five years in the period ended December 31, 2004 and for the three months ended March 31, 2005 and 2004. Balance sheet data as of December 31, 2004 and 2003 and statements of operations data for the years ended December 31, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements, which are incorporated herein by reference. Balance sheet data as of December 31, 2002, 2001 and 2000 and statement of operations data for the years ended December 31, 2001 and 2000 have been derived from our audited consolidated financial statements that are not incorporated herein by reference. The selected consolidated financial data as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 are derived from our unaudited consolidated financial statements which are incorporated herein by reference. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the introductory paragraphs and related notes thereto, incorporated herein by reference.

	For the three
	months ended
	March 31,		Years ended December 31,
Statement of operations
data	2005	2004	2004(1)	2003	2002	2001	2000

	(Unaudited)		(in thousands, except per share data)
Total revenues	$465,864	$265,313	$1,805,617	$1,452,205	$1,211,809	$1,097,409	$870,408
Gross margin	92,881	64,256	414,661	361,990	334,977	312,253	247,222
Net income	16,579	13,548	120,203	105,560	104,816	102,235	81,941
Earnings per share:
Basic	$.37	$.31	$2.72	$2.41	$2.45	$2.81	$2.25
Diluted	.35	.30	2.62	2.34	2.37	2.75	2.25

	As of	As of December 31,
	March 31,
Balance sheet data	2005	2004(1)	2003	2002	2001	2000

	(Unaudited)	(in thousands)
Real estate inventories	$1,694,220	$1,477,966	$1,105,866	$977,524	$808,830	$679,604
Total assets	3,270,997	2,932,392	2,260,632	1,903,892	1,559,457	1,200,951
Debt(2)	1,421,418	1,144,289	850,777	729,956	682,611	553,256
Shareholders’ equity	914,786	893,811	758,747	663,488	419,045	319,222

(1)	Net income includes $18.2 million in cash proceeds received from the sale of our class B limited partnership interest in Bighorn Development Limited Partnership. The statement of operations and balance sheet also includes the effects of the acquisition of Spectrum in May 2004. See the footnotes to our consolidated financial statements incorporated by reference to our Annual Report on Form 10-K for further details.

(2)	Debt excludes accounts payable and other liabilities, customer deposits, income taxes payable and community development district obligations.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated herein by reference. In calculating the ratio of earnings to fixed charges, earnings consisted of (a) pre-tax income from operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus (b) fixed charges, plus (c) amortization of capitalized interest, plus (d) distributed income from equity investees, minus (e) capitalized interest. Fixed charges are comprised of (a) interest incurred, both expensed and capitalized, (b) debt issue cost amortization in the period, and (c) the portion of rental expense representative of the interest factor.

	For the Three	?For the Years Ended December 31,
	Months Ended
	March 31, 2005	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges	1.94	3.13	3.04	3.11	3.22	2.64

DESCRIPTION OF MATERIAL INDEBTEDNESS

      Senior Unsecured Credit Facility. In August 2004, we entered into a new senior unsecured revolving credit facility with a group of lenders and Bank of America, N.A., as agent for the lenders which replaced the previous $405.0 million revolving credit agreement. At December 31, 2004, the revolving loan commitment was increased to $686.3 million, which increased to $750.0 million on January 5, 2005. At April 28, 2005, there was $308.6 million outstanding and we had $441.4 million available for borrowing. The senior unsecured revolving credit facility is guaranteed by certain of our subsidiaries. The guarantees are full, unconditional, joint and several. The senior unsecured revolving credit facility ranks senior in right of payment to all of our subordinated indebtedness.

      The loan matures August 2008, subject to extensions at our election, not to exceed four years from the existing maturity date, and allows for prepayments and additional borrowing to the maximum amount, provided an adequate borrowing base is maintained. The loan allows an allocation of the unused balance for issuance of a maximum of $250 million of stand-by letters of credit. The current interest rate is the lender’s prime rate, the Eurodollar base rate plus a spread of 1.50% or 1.65%, payable in arrears. The Eurodollar base rate can be reduced or increased by up to 50 basis points corresponding to our leverage ratio and is adjusted quarterly.

      The senior unsecured revolving credit facility contains financial covenants. These financial covenants are based on definitions contained in the senior unsecured revolving credit agreement. The financial covenants provide, among other things, that the:

•	minimum adjusted tangible net worth may not be less than $715.8 million plus 50% of net income after March 31, 2004 plus 50% of the aggregate proceeds of equity offerings after the effective date of the facility;

•	total debt to adjusted tangible net worth cannot exceed 2.25 to 1.0;

•	EBITDA to fixed charges cannot be less than 2.0 to 1.0; and

•	Unsold units in production cannot exceed 35% of unit sales for the preceding four fiscal quarters.

      The senior unsecured revolving credit facility also contains various affirmative covenants including, without limitation, requirements to maintain insurance, comply with laws and maintain properties.

      The senior secured credit facility also contains negative covenants that restrict, among other things:

•	the incurrence of certain additional indebtedness;

•	the incurrence of liens;

•	transactions with affiliates;

•	investments, including investments in our joint ventures;

•	acquisitions of land;

•	capital expenditures;

•	distributions and dividends; and

•	mergers and consolidations.

      10 5/8% Senior Subordinated Notes due 2011. The 10 5/8% senior subordinated notes are our senior subordinated obligations in an aggregate principal amount of $350.0 million. They mature on February 15, 2011, with no sinking fund requirements, and have interest payable semi-annually in February and August at an annual rate of 10 5/8%. They are currently redeemable at 110.625% with annual reductions to 100% in

2009 plus accrued and unpaid interest and liquidated damages, if any. The indenture relating to our 10 5/8 senior subordinated notes restricts, among other things, our ability to:

•	borrow money;

•	pay dividends on stock or make certain other restricted payments;

•	use assets as security in other transactions;

•	make certain investments;

•	enter into certain transactions without affiliates; and

•	sell substantially all of our assets or merge with other companies.

      9 1/8% Senior Subordinated Notes due 2012. The 9 1/8% senior subordinated notes are our senior subordinated obligations in an aggregate principal amount of $200.0 million. They mature on May 1, 2012, with no sinking fund requirements, and have interest payable semi-annually in May and November at an annual rate of 9 1/8%. They are currently redeemable at 109.125% with annual reductions to 100% in 2010 plus accrued and unpaid interest and liquidated damages, if any. The 9 1/8% senior subordinated notes otherwise have terms and covenants similar to the 10 5/8% senior subordinated notes.

      4.0% Contingent Convertible Senior Subordinated Notes due 2023. The 4.0% contingent convertible senior subordinated notes are our senior subordinated obligations in an aggregate principal amount of $125.0 million. They mature on August 5, 2023, with no sinking fund requirements, and have interest payable semiannually in February and August at an annual rate of 4.0%. In addition to regular interest on the contingent convertible notes, beginning with the six-month interest period beginning on August 5, 2006, contingent interest will also accrue during any six-month interest period where the average trading price of a contingent convertible note for the five trading day period ending on the third trading day immediately preceding the first day of such six-month interest period equals $1,200 or more per $1,000 principal amount of Notes. During any period in which contingent interest accrues, the contingent interest payable on the contingent convertible notes will be 0.50% per annum based on such average trading price.

      The contingent convertible notes are redeemable on or after August 11, 2008 for cash at a price equal to 100% of the principal amount of the notes plus accrued but unpaid interest (including contingent interest and additional amounts, if any) up to but not including the date of redemption, payable in cash. In addition, we may redeem some or all of the contingent convertible notes on or after August 11, 2006 for cash at a price equal to 100% of the principal amount of the contingent convertible notes, plus accrued but unpaid interest (including contingent interest and additional amounts, if any) up to but not including the date of redemption, in the event that the closing sale price of our common stock over a specified number and period of trading days is more than 135% of the then applicable conversion price. Holders of our contingent convertible notes may require us to repurchase all or a portion of such notes on August 5, 2008, 2013 and 2018 for a purchase price equal to 100% of the principal amount plus accrued but unpaid interest, including contingent interest and additional amounts, if any, up to, but not including, the date of repurchase, payable in cash.

      Holders may surrender contingent convertible notes for conversion prior to the maturity date in the following circumstances:

•	during any calendar quarter commencing after the issuance of the contingent convertible notes, if the closing sale price of our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the applicable conversion price per share of our common stock on that 30th trading day;

•	if we have called the particular contingent convertible notes for redemption and the redemption has not yet occurred;

•	subject to certain exceptions, during the five trading day period after any five consecutive trading day period in which the average trading price of the contingent convertible notes per $1,000 principal amount of contingent convertible notes for each day of such five-day period was less than 95% of the product of our common stock price on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes;

•	during the period that (i) the credit rating assigned to the contingent convertible notes by Standard & Poor’s (or its successor) or Moody’s (or its successor) is below B- or B1, respectively; (ii) the credit rating assigned to the contingent convertible notes by such rating agencies (or their respective successors) is suspended or withdrawn; or (iii) either such rating agencies (or their respective successors) are not then rating the notes; or

•	upon the occurrence of certain specified corporate transactions.

      In the event holders choose to convert their notes, we will pay an amount in cash equal to the lesser of the cash conversion price (as defined) or the principal amount of the notes converted. In the event that the cash conversion price exceeds the principal amount of the notes converted (the “conversion premium”), WCI would have the option to satisfy the conversion premium in shares of common stock or cash.

      Holders may convert any outstanding Notes into shares of our common stock at an initial conversion price per share of $27.57, which conversion price is subject to certain adjustments.

      7 7/8% Senior Subordinated Notes due 2013. The 7 7/8% senior subordinated notes are our senior subordinated obligations in an aggregate principal amount of $125.0 million. They mature on October 1, 2013, with no sinking fund requirements, and have interest payable semi-annually in April and October at an annual rate of 7 7/8%. They are currently redeemable at 107.875% with annual reductions to 100% in 2011 plus accrued and unpaid interest and liquidated damages, if any. The 7 7/8% senior subordinated notes otherwise have terms and covenants similar to the 10 5/8% senior subordinated notes.

      Revolving Credit Construction Loan. We utilize a revolving credit construction loan to fund tower development activities. The facility provides for a $290.0 million revolving loan, which may increase to $340.0 million if certain conditions are met. The loan matures on December 2008, subject to extensions at our request not to exceed four years from the existing maturity date, and allows for prepayments and additional borrowings to the maximum amount, provided an adequate borrowing base is maintained. The current interest rate is the lender’s prime rate or the Eurodollar base rate plus a spread of 1.50%, payable in arrears. The Eurodollar base rate can be reduced or increased by up to 50 basis points based on our leverage ratio and is adjusted quarterly. The agreement contains financial covenants that include the following: (1) net sales proceeds from the projects cannot be less than 90% of the aggregate loan amount project allocations and (2) Minimum Adjusted Tangible Net Worth must be at least $600.0 million. At April 28, 2005 approximately $69.6 million was outstanding on this facility. In addition, we had a construction loan for another tower for up to $136.9 million. At April 28, 2005 approximately $95.6 million was outstanding on this loan.

      Warehouse Credit Facility. Our wholly owned finance subsidiary, Financial Resources Group, Inc. (FRG), utilizes a $23.0 million bank warehouse facility to fund mortgage loan originations. The warehouse credit facility accrues interest with respect to outstanding advances equal to or less than 50% of the maximum loan amount at FRG’s election at LIBOR plus 1.50% or the overnight federal funds rate plus 1.95%, decreasing to LIBOR plus 1.40% or the overnight federal funds rate plus 1.85% for amounts outstanding in excess of 50% of the maximum loan amount. The warehouse credit facility is collateralized by a blanket first priority lien on all FRG assets, requires the maintenance of an adequate collateral borrowing base and the maintenance of certain financial covenants. As of April 28, 2005, $22.6 million was available for borrowing under the warehouse facility.

DESCRIPTION OF NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to WCI Communities, Inc. and any and all successors and not to any of its subsidiaries.

      The Company issued the Notes under an Indenture (the “Indenture”) among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) in a private transaction that is not subject to the registration requirements of the Securities Act on March 10, 2004. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. Copies of the Indenture, the form of Note and the Registration Rights Agreement are available upon request to the Company at the address set forth below under “— Additional Information.”

Brief Description of the Notes and the Guarantees

  The Notes

      These Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company;

•	are pari passu in right of payment with our outstanding 10 5/8% Senior Subordinated Notes due 2011, our outstanding 9 1/8% Senior Subordinated Notes due 2012, our outstanding 4% Contingent Convertible Senior Subordinated Notes due 2023, our outstanding 7 7/8% Senior Subordinated Notes due 2013 and any of our future senior subordinated Indebtedness; and

•	are unconditionally guaranteed by the Guarantors.

  The Subsidiary Guarantees

      The Notes are guaranteed on a full, unconditional and joint and several basis by all of our current Restricted Subsidiaries that guarantee other Indebtedness of the Company and any other Restricted Subsidiary that executes a guarantee (each a “Subsidiary Guarantee”) in accordance with the provisions of the indenture and their respective successors and assigns (the “Guarantors”).

      The Subsidiary Guarantees of these Notes:

•	are general unsecured obligations of each Guarantor; are subordinated in right of payment to all existing and future Senior Debt of each Guarantor;

•	are pari passu with the Guarantors’ guarantees of our Existing Notes; and

•	are pari passu in right of payment to any future senior subordinated Indebtedness of each Guarantor.

      If:

(1)	the Company sells or disposes of all of the assets of any Guarantor, by way of merger, consolidation or otherwise,

(2)	the Company sells or disposes of all of the Capital Stock of any Guarantor, or

(3)	the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary or any Guarantor is released from Guarantees of Indebtedness of the Company such that such Guarantor would not be required to provide a Guarantee of the Notes under the covenant “Additional Subsidiary Guarantees;”

then such Guarantor, or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor), will be released and relieved of any obligations under its Subsidiary Guarantee.

      The operations of the Company are conducted in large part through its subsidiaries and joint ventures and, therefore, the Company depends upon the cash flow of its subsidiaries and joint ventures to meet its obligations, including its obligations under the Notes. The Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s non-guarantor subsidiaries and joint ventures. Any right of the Company to receive assets of any of its non-guarantor subsidiaries and joint ventures upon their liquidation or reorganization (and, with respect to non-guarantor subsidiaries, the consequent right of the Holders of the Notes to participate in those assets) is effectively subordinated to the claims of that subsidiary’s and joint venture’s creditors, except to the extent that the Company is itself recognized as a creditor of the subsidiary or joint venture, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary or joint venture and any indebtedness of the subsidiary or joint venture senior to that held by the Company.

      As of April 28, 2005, the Company and its Restricted Subsidiaries would have had approximately $524.4 million in aggregate principal amount of Senior Debt (which includes the guaranty of $13.7 million in debt held by an unconsolidated joint venture) that would have ranked senior to the Notes and guarantees (including borrowings under our senior unsecured revolving credit facility).

Principal, Maturity and Interest

      In the initial offering of the Notes, the Company offered Notes in the aggregate principal amount of $200 million. The Company may issue additional Notes under the Indenture having identical terms and conditions to the Notes (the “Additional Notes”) from time to time after the initial offering of the Notes in an unlimited amount. Any offering of Additional Notes is subject to the covenant described below under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments redemptions and offers to purchase. The Company issued the Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on March 15, 2015.

      Interest on the Notes accrues at the rate of 6 5/8% per annum and is payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding March 1 and September 1.

      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest, premium, if any, and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered Holder of a Note will be treated as the owner of it for all purposes.

Subordination

      The payment of principal of, premium, if any, interest and Additional Interest, if any, on the Notes is subordinated to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture.

      The holders of Senior Debt of the Company are entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the default rate specified in the applicable Senior Debt) before the Holders of Notes are entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company:

(1)	in a liquidation or dissolution of the Company;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of the Company’s assets and liabilities.

      The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permit holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Designated Senior Debt.

      Payments on the Notes may and shall be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)	in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the Payment Blockage Notice is received,

unless the maturity of any Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived.

      If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) when the payment is prohibited by these subordination provisions, the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt.

Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt or their proper representative.

      The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default. See “Risk Factors — Subordination — Your right to receive payments on the Notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Furthermore, the guarantees of these Notes are junior to all of the Company’s guarantor subsidiaries’ existing senior indebtedness and possibly to all their future borrowings.”

      As of April 28, 2005, the Company and its Restricted Subsidiaries would have had approximately $524.4 million in aggregate principal amount of Senior Debt (which includes the guaranty of $13.7 million in debt held by an unconsolidated joint venture) that would have ranked senior to the Notes and guarantees (including borrowings under our senior unsecured revolving credit facility. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

Optional Redemption

      Except as otherwise described below, the Notes will not be redeemable at the Company’s option prior to March 15, 2010.

      On or after March 15, 2010, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued, unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage

2010	103.313%
2011	102.208%
2012	101.104%
2013 and thereafter	100.000%

      At any time on or before March 15, 2008, the Company may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 106.625% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption must occur within 90 days of the date of the closing of such Equity Offering.

      Notwithstanding the paragraphs above, prior to March 15, 2010, the Notes will be redeemable, in whole, at any time, or in part, from time to time, at the option of the Company upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the sum of:

(1)	100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, if any; plus

(2)	the Make-Whole Amount.

      The term “Make-Whole Amount” shall mean, in connection with any optional redemption of any Note, the excess, if any, of:

(1)	The aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Treasury Rate (determined on the business day preceding the date of such redemption) plus 0.50%, from the respective dates on which such principal and interest would have been payable if such payment had not been made; over

(2)	the principal amount of the Note being redeemed.

      “Treasury Rate” means, in connection with the calculation of any Make-Whole Amount with respect to any Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data), equal to the then remaining maturity of the Note being prepaid. If no maturity exactly corresponds to such maturity, yields for the published maturities occurring prior to and after such maturity most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

Selection and Notice

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control offer on the terms set forth in the Indenture. In the Change of Control offer, the Company will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase. Within thirty days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date, which date shall be no earlier than

30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

      The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control payment date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

      The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

      The provisions described above that require the Company to make a Change of Control offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      The Credit Agreement restricts the ability of the Company to repurchase Notes, including following a Change of Control. In addition, a Change of Control may constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. The Company’s failure to make a Change of Control offer or failure to purchase Notes tendered in a Change of Control offer would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and the indentures relating to the Existing Notes. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See “— Subordination.” Also, there can be no assurance that sufficient funds will be available at the time of any Change of Control offer to make any required purchases.

      The Company will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

     Application of Fall Away Covenants

      After such time as:

(a)	the Notes have been assigned an Investment Grade rating by both Rating Agencies (the “Investment Grade Rating Date”); and

(b)	no Default under the Indenture has occurred and is continuing and notwithstanding that the Notes may later cease to have an Investment Grade rating by both Rating Agencies, the Company and its Restricted Subsidiaries will not be subject to the following agreements and covenants contained in the Indenture:

•	“Restricted Payments”,

•	“Incurrence of Indebtedness and Issuance of Preferred Stock”,

•	“Dividend and Other Payment Restrictions Affecting Subsidiaries”,

•	clause (4) of the first paragraph of “Merger, Consolidation, or Sale of Assets”,

•	“Transactions with Affiliates”,

•	“Business Activities”,

•	“Additional Subsidiary Guarantees”, and

•	“No Senior Subordinated Debt”.

  Restricted Payments

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests of the Company (other than Disqualified Stock) or dividends or distributions to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company, a Wholly Owned Restricted Subsidiary or any Guarantor);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except payments of interest or a payment of principal at Stated Maturity (other than Indebtedness permitted under clause (6) of the covenant described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock”); or

(4)	make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture plus all restricted payments made since February 20, 2001 until the date of the Indenture that constituted Restricted Payments under the terms of the indentures relating to the Existing Notes (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (9), (10), (11) and (12) of the next succeeding paragraph (or, with respect to Restricted Payments made since February 20, 2001 and prior to the date of the Indenture similar clauses relating to the Existing Notes)), is less than the sum, without duplication, of

(I)	50% of the Consolidated Net Income After Grossed Up Preferred Stock Dividends of the Company for the period (taken as one accounting period) from December 31, 2000 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(II)	100% of the aggregate net cash proceeds and the Fair Market Value as determined by an independent third party appraiser, accounting firm or valuation firm not affiliated with the Company of real property or securities constituting a controlling interest in any Person received by the Company since February 20, 2001 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale (other than to a Restricted Subsidiary of the Company) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock), plus

(III)	to the extent that any Restricted Investment, in whole or in part, is sold or otherwise liquidated or repaid, redeemed or repurchased (or was sold or otherwise liquidated or repaid, redeemed, or repurchased since February 20, 2001 to the date of the Indenture), the sum of (A) 100% of such cash proceeds and the Fair Market Value of other assets that do not otherwise constitute a Restricted Investment (net of the cost of disposition or sale, if any, and tax liabilities arising from such transaction) up to the aggregate amount invested in such Restricted Investment outstanding at such time plus (B) 50% of such cash proceeds and the Fair Market Value of other assets that do not otherwise constitute a Restricted Investment in excess of the aggregate amount invested in such Restricted Investment, in each case, to the extent not otherwise included in Consolidated Net Income of the Company for such period, plus

(IV)	50% of the amount received from any cash dividends, cash distributions, cash interest or other cash payments received by the Company or a Guarantor since February 20, 2001 from any Restricted Investment, to the extent that such dividends or cash distributions were not otherwise included in Consolidated Net Income of the Company for such period or in clause (III) above and excluding any such payments to pay obligations and expenses of Restricted Investments such as income taxes which were not paid prior to February 20, 2001, plus

(V)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the Indenture (or was redesignated as a Restricted Subsidiary since February 20, 2001 and prior to the date of the Indenture), the Fair Market Value of the Company’s Investment in such Unrestricted Subsidiary as of the date of such redesignation, plus

(VI)	100% of the reduction or release since February 20, 2001 of Indebtedness under Guarantees of the Company or any Restricted Subsidiary which are Restricted Investments, to the extent that such reduction or release is not due to any payment under such Guarantee, plus

(VII)	$25.0 million.

      As of March 31, 2005, the amount that would have been available to the Company for Restricted Payments pursuant to this paragraph (c) would have been $315.3 million.

      The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at date of declaration, such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale, issuance of or contribution for (other than to a Restricted Subsidiary of the Company), Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such payment, redemption, repurchase, retirement, defeasance, other acquisition or dividend or distribution shall be excluded from clause (c) of the preceding paragraph;

(3)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any present, former or future employee, director or Consultant of the Company’s (or any of its Restricted Subsidiaries or any parent of the Company) pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture or any other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $4.0 million in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $8.0 million in any calendar year); provided that such amount in any calendar year may be increased by an amount not to exceed

(A)	the cash proceeds from the sale of Equity Interests of the Company, any parent of the Company or any of its Restricted Subsidiaries to present, former or future directors, Consultants or employees of the Company, its Restricted Subsidiaries or any parent of the Company that occurred since February 20, 2001 (to the extent the cash proceeds from the sale of such Equity Interest have not otherwise been included in clause (c) of the immediately preceding paragraph), plus

(B)	the cash proceeds of key man life insurance policies received by the Company, its Restricted Subsidiaries or any parent of the Company since February 20, 2001; and; provided that cancellation of Indebtedness owing to the Company from present, former or future directors, Consultants, or employees of the Company, any of its Restricted Subsidiaries or any parent of the Company the proceeds of which were used solely to purchase Equity Interests of the Company will not be deemed to constitute a Restricted Payment so long as the value of such Equity Interests issued did not increase clause (c) of the preceding paragraph;

(6)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Restricted Investments made after the date of the Indenture having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (6) and, without duplication, Investments made pursuant to the comparable clause of the indentures relating to the Existing Notes that are at that time outstanding (without giving effect to any write-up, write-off or write-down), not to exceed 5% of the Company’s Consolidated Tangible Assets as of the end of the fiscal quarter most recently completed (with Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(8)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company’s Capital Stock of up to 6% per annum of the net proceeds received by the Company in its March, 2002 initial public offering;

(9)	Investments in Unrestricted Subsidiaries that are made with Excluded Contributions;

(10)	non-cash Investments in Unrestricted Subsidiaries in the form of administrative, financial, accounting, management, or other similar services (together with a non-cash allocation of corporate overhead), in each case in the ordinary course of business;

(11)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of dividends on Disqualified Stock which is issued in accordance with the covenant described under “Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(12)	the transactions contemplated under “Use of Proceeds.”

      The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment; provided that, notwithstanding the other provisions of the Indenture, with respect to this covenant, an MAI appraiser, accounting firm or valuation firm with experience in such valuation and not affiliated with the Company shall be required if the fair market value of such Restricted Payment or Restricted Payments for any series of transactions exceeds $20.0 million. At least quarterly, the Company shall deliver to the Trustee an Officers’ Certificate stating that all Restricted Payments during such quarter were permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

      If a Guarantee constituted a Restricted Investment at the time made, then the payment under such Guarantee will not constitute an additional Restricted Investment.

      The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. In the event of any such designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default or an Event of Default.

      Any such designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant). The board of directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (a) such Indebtedness is permitted under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (b) no Default or Event of Default would be in existence following such designation.

  Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may incur Indebtedness or issue preferred stock if the Consolidated Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, or the ratio of the Consolidated Indebtedness less Unrestricted Cash to Consolidated Tangible Net Worth of the Company is less than 3 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and the Guarantors of Indebtedness or Disqualified Stock under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $1.0 billion or (b) the amount of the Borrowing Base as of the date of such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder);

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)	the incurrence by the Company or a Restricted Subsidiary of Indebtedness or Disqualified Stock (i) in connection with the acquisition of assets or a new Subsidiary or (ii) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that, in the case of clause (i), such Indebtedness or Disqualified Stock was incurred by the prior owner of such assets or the Company or such Restricted Subsidiary prior to such acquisition by the Company or a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition by the Company or a Restricted Subsidiary and, in the case of clause (ii), any such Indebtedness incurred may not exceed the cost of such property or equipment; and provided that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (4) and including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4) does not exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets;

(5)	the incurrence by the Company or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (2), (3), (4), (9), (15) or (16) of this paragraph;

(6)	the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(A)	if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

(B)	(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof, and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any Guarantor of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(8)	the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(9)	the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $50.0 million (it being understood that any Indebtedness incurred under this clause (9) shall cease to be deemed incurred or outstanding for purposes of this clause (9) but shall be deemed to be incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (9));

(10)	Non-Recourse Financing incurred by the Company or any Restricted Subsidiary for the acquisition, development and/or improvement of real property or any infrastructure related thereto;

(11)	the incurrence by the Company or any Restricted Subsidiary of direct obligations to repay or guarantee shortfalls in payments of bond financing issued by community development districts and local government districts to construct infrastructure improvements (“CDD Obligations”), provided that the aggregate amount of all CDD Obligations of the Company and its Restricted Subsidiaries that is due and payable at any one time does not exceed the greater of (x) $75.0 million or (y) 2.5% of Total Assets;

(12)	the incurrence by the Company and the Restricted Subsidiaries of Indebtedness in connection with letters of credit (including, without limitation, letters of credit in respect of workers’ compensation claims or self insurance), Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, escrow agreements, bankers’ acceptances and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

(13)	shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an issuance of shares of preferred stock;

(14)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause);

(15)	Indebtedness incurred by the Company or any Restricted Subsidiary pursuant to any Construction Loan, provided that (A) at the time the Construction Loan is entered into or amended to include a new project or projects, as the case may be, the Construction Loan is not in excess of 85% of the estimated total cost of the projects under such Construction Loan taken as a whole, including land at fair market value, interest and soft costs (net of unrestricted deposits) and (B)(1) at the time any Construction Loan is entered into that relates to a single project, there are Valid Purchase Contracts Proceeds in excess of 65% of the maximum Construction Loan amount taken as a whole or (2) at the time any Construction Loan is entered into that relates to more than one project or if an existing Construction Loan is amended to include a new project or projects, there are Valid Purchase Contracts Proceeds in excess of 70% of the maximum Construction Loan amount taken as a whole; provided, that in the event a Default or Event of Default has occurred and is continuing or would be caused thereby, this clause (15) shall be unavailable to enter into a new Construction Loan or amend an existing Construction Loan to include a new project or projects; and

(16)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries pursuant to Construction Loans existing as of the Issue Date up to the limits of such Construction Loan existing on the Issue Date.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (and later reclassify) in whole or in part such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount or the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Incurred.

      Indebtedness outstanding and not repaid under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) of the second paragraph of this covenant.

      The Indenture will not restrict any Unrestricted Subsidiary from incurring Indebtedness, nor will Indebtedness of any Unrestricted Subsidiary be included in the Consolidated Coverage Ratio or the ratio of Consolidated Indebtedness less Unrestricted Cash to Consolidated Tangible Net Worth or any other ratio hereunder, as long as the Unrestricted Subsidiary incurring such Indebtedness remains an Unrestricted Subsidiary. However, neither the Company nor any Restricted Subsidiary may guarantee Indebtedness of an Unrestricted Subsidiary unless it complies with the terms of this covenant and the “Restricted Payments” covenant. As of the date hereof, all of the Company’s operating subsidiaries would be Restricted Subsidiaries under the Indenture.

      Currently, the Company and its Restricted Subsidiaries can incur significant additional borrowings notwithstanding the limitations set forth above.

  Liens

      Prior to the Investment Grade Rating Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Subordinated Indebtedness on any asset now owned or hereafter acquired or any income or profit therefrom, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligations so secured until such time as such obligations are no longer secured by a Lien.

      Following the Investment Grade Rating Date, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Subordinated Indebtedness on any asset now owned or hereafter acquired or any income or profit therefrom, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligations so secured until such time as such obligations are no longer secured by a Lien, except for Liens existing on the Investment Grade Rating Date and such other Liens that secure Subordinated Indebtedness that does not exceed an amount equal to 5% of Total Assets.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a)	any agreement, including with respect to the Existing Indebtedness, as in effect on the date of the Indenture (and all amendments thereto, so long as such amendments are not disadvantageous to the holders of the Notes in any material respect);

(b)	the Credit Agreement and its related documentation as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture;

(c)	the Indenture, the Notes, the Subsidiary Guarantees and the Exchange Notes and related Subsidiary Guarantees;

(d)	applicable law, statute, rule, regulation or governmental order;

(e)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such instruments at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(f)	customary non-assignment provisions in leases, licenses or contracts entered into in the ordinary course of business and consistent with past practices;

(g)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) above;

(h)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(i)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(j)	Liens securing Indebtedness that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(k)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(l)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(m)	any agreement entered into in connection with the incurrence of Indebtedness permitted under the Indenture, provided that such agreement, taken as a whole, is not more restrictive with respect to dividend and other payment restrictions than those existing as of the date of the Indenture.

  Merger, Consolidation, or Sale of Assets

      Except as described above, neither the Company nor any Guarantor may directly or indirectly, consolidate or merge with or into (whether or not the Company or such Guarantor is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(1)	the Company or such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation or other legal entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	except in the case of a merger of the Company or a Guarantor with or into a Wholly Owned Restricted Subsidiary of the Company or a Guarantor, or the merger or consolidation of a Restricted Subsidiary with or into the Company or a transfer of all or substantially all of the assets of a Restricted Subsidiary to the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Guarantors.

  Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $250,000 (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that taken as a whole are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a person who is not an Affiliate; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the board of directors set forth in an Officers’ Certificate to the effect that such Affiliate Transaction complies with this covenant and has been approved by a majority of the Independent Members of the board of directors or if there are no Independent Members, then such Affiliate Transaction has received unanimous approval of the board of directors and an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting or investment banking firm of national standing or an appraisal from a MAI appraiser, if appropriate; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting or investment banking firm of national standing or an appraisal from a MAI appraiser, if appropriate.

      The following items shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of the prior paragraph:

(1)	any employment, consulting or other compensation agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that any consulting or other compensation agreement entered into with a current or former senior officer or director of the Company or any of its Restricted Subsidiaries providing for the payment of fees in excess of $500,000 annually per person must be approved by a majority of the disinterested members of the board of directors or the Compensation Committee thereof or if there are no such disinterested members by unanimous approval of the board of directors or such committee;

(2)	transactions between or among the Company and/ or its Restricted Subsidiaries;

(3)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(4)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments;”

(5)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or Consultants of the Company or any Subsidiary;

(6)	loans in the ordinary course of business to officers, directors, employees or Consultants which are approved by a majority of the Independent Members of the board of directors of the Company in good faith or, if there are no Independent Members, by a unanimous vote of the board of directors;

(7)	any agreement as in effect as of the Issue Date or any amendment or modification thereto (so long as any such amendment or modification is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby; and

(8)	agreements between the Company or any Restricted Subsidiary and officers and directors of the Company with respect to home purchases pursuant to a home purchase program available to officers and directors of the Company.

  Business Activities

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Additional Subsidiary Guarantees

      The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

      Notwithstanding the preceding paragraph, any Subsidiary Guarantee of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “— Brief Description of the Notes and the Guarantees — The Subsidiary Guarantees.” The form of the Subsidiary Guarantee will be attached as an exhibit to the Indenture.

  Payments for Consent

      Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

      Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company and its Subsidiaries were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company and its Subsidiaries were required to file such reports.

      In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement whether or not required by the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request if not then publicly available. In addition, the Company and the Guarantors will agree that, for so long as any Notes remain outstanding, they will furnish to holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.

      Notwithstanding the foregoing, such requirements will be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the Commission the registration statement relating to the exchange offer and/or the shelf registration statement, and any amendments thereto, of the Securities; provided that any such registration statement is filed within the time periods specified in the Registration Rights Agreement.

  No Senior Subordinated Debt

      The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes and no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2)	default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Change of Control” or “— Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) (other than Indebtedness owed to the Company or any of its Restricted Subsidiaries or Non-Recourse Financing to the extent such default is not due to the default by the Company under any other Indebtedness) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay such Indebtedness at its stated maturity and such Indebtedness together with other Indebtedness in default for failure to pay principal at stated maturity (or the maturity of which as then accelerated) exceeds $25.0 million in the aggregate (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (except to the extent the judgment or judgments are in respect of Non-Recourse Financing), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8)	certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

      If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or Additional Interest, if any), if it determines that withholding notice is in their interest.

      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

      The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Promptly following becoming aware of any Default or Event of Default, the Company is also required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or, the Subsidiary Guarantees or any Guarantor for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to the Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either (A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (B) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	make any change in the provisions of the Indenture relating to subordination of the Notes if such change would adversely affect the rights of such Holder of Notes;

(9)	make any change in the foregoing amendment and waiver provisions; or

(10)	release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture.

      In addition, any amendment to the provisions of the Indenture which relate to the covenants described above under the caption “ — Repurchase at the Option of Holders” will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture or to allow a Guarantor to execute a supplemental indenture and/or a Guarantee with respect to such Notes.

Concerning the Trustee

      If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

           (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” shall not include, with respect to the Company or any Restricted Subsidiary, any Restricted Subsidiary.

      “Amenities” means the golf courses, marinas, clubhouses and swimming, restaurants, tennis and other recreational facilities owned and operated by the Company or any Restricted Subsidiary and all activities reasonably related thereto.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Borrowing Base” means, at any time of determination, the sum of the following, without duplication:

(1)	100% of all cash and Cash Equivalents held by the Company or any Restricted Subsidiary, including cash or Cash Equivalents held by a title insurance company in trust for the benefit of the Company or any Restricted Subsidiary;

(2)	75% of the book value of Developed Land for which no construction has occurred;

(3)	95% of the cost of the land and construction costs (as reasonably allocated by the Company) for all Units for which there is an executed purchase contract with a buyer not Affiliated with the Company, less any deposits, down payments or earnest money;

(4)	80% of the cost of the land and construction costs (as reasonably allocated by the Company) for all Units for which construction has begun and for which there is not an executed purchase agreement with a buyer not Affiliated with the Company;

(5)	75% of Receivables;

(6)	75% of the cost of Amenities less the portion of such costs allocated on a pro rata basis to sold memberships or marina slips;

(7)	50% of the costs of Developable Land (other than Developed Land) on which improvements have not commenced, less CDD Obligations and mortgage Indebtedness (other than under a Credit Facility) applicable to such land, up to the greater of $75.0 million or 30% of Consolidated Tangible Net Worth; and

(8)	65% of all Restricted Investments up to the greater of $75.0 million or 2.5% of Total Assets.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means

(1)	in the case of a corporation, corporate stock,

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means

(1)	United States dollars,

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition,

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and rated A-1 or better by Standard & Poor’s Rating Services or P-1 or better by Moody’s or the equivalent of such rating by a successor rating agency,

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition, and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “CDD Obligations” has the meaning set forth in clause 11 of the second paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock,” to the extent that such obligation is reflected as an obligation of the consolidated balance sheet of the Company and its subsidiaries in accordance with GAAP.

      “Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision) other than a Principal or a Related Party of a Principal; provided that a transaction where the Principals and/or Related Parties of a Principal own directly or indirectly 50% or more of all classes of Capital Stock of such Person or group immediately after such transaction shall not be a Change of Control;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or

(4)	the first day on which a majority of the members of the board of directors, of the Company are not Continuing Directors.

      “Consolidated Coverage Ratio” means with respect to any Person for any period, the ratio of the EBITDA of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Incurred of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Consolidated Coverage Ratio,

(1)	acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and EBITDA for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income, and

(2)	the EBITDA attributable to Discontinued Operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and

(3)	the Consolidated Interest Incurred attributable to Discontinued Operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Incurred will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

      “Consolidated Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, calculated in accordance with GAAP, including, without duplication, the amount of all Guarantees, letters of credit or other items of Indebtedness that are reflected as liabilities on the balance sheet of the Company and its Restricted Subsidiaries, including Land Bank Obligations reflected as liabilities on the balance sheet of the Company and its Restricted Subsidiaries excluding, however, any amounts attributable to surety and performance bonds.

      “Consolidated Interest Incurred” means, with respect to any Person for any period, without duplication,

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of debt issuance costs paid on or prior to the Issue Date), plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries, that was capitalized during such period, plus

(3)	any Consolidated Interest Incurred on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (subject, however, to the amount of the guarantee or the value of the assets constituting the Lien) (whether or not such Guarantee or Lien is called upon), plus

(4)	any Consolidated Interest Incurred with Investments in Discontinued Operations for such period; plus

(5)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(6)	to the extent included above, the amortization of previously capitalized interest, minus

(7)	to the extent included above, the amortization of debt issuance costs paid on or prior to the Issue Date.

      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication,

(1)	the Net Income or net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions are received in cash to the referent Person or a Restricted Subsidiary during the referent period or receivable (without legal or contractual restrictions) or to the extent such loss has been funded with cash or other assets from the Company or a Restricted Subsidiary during the referent period,

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payments of dividends or similar distributions has been waived (and when and to the extent such dividend or other distribution is permitted, such income not previously recognized shall then be recognized, in the period when such dividend or other distribution was permitted and to the extent of such permission for purposes of calculation of Net Income under the covenant “Restricted Payments” but Net Income from prior periods will not be included for any other purpose),

(3)	the Net Income or net loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

(4)	the cumulative effect of a change in accounting principles shall be excluded, and

(5)	the Net Income and net loss of any Unrestricted Subsidiary shall be excluded, unless such Net Income shall be distributed to the Company or one of its Restricted Subsidiaries in which case such Net Income shall be included.

      “Consolidated Net Income After Grossed-up Preferred Stock Dividends” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication,

(1)	the Net Income or net loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions are received in cash to the referent Person or a Restricted Subsidiary during the referent period (regardless of whether such cash represented Net Income in such period or a prior period) or to the extent such loss has been funded with cash or other assets from the Company or a Restricted Subsidiary during the referent period,

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payments of dividends or similar distributions has been waived (and when and to the extent such dividend or other distribution is permitted, such income not previously recognized shall then be recognized, in the period when such dividend or other distribution was permitted and to the extent of such permission for purposes of calculation of Net Income under the covenant “Restricted Payments” but Net Income from prior periods will not be included for any other purpose),

(3)	the Net Income or net loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

(4)	the cumulative effect of a change in accounting principles shall be excluded,

(5)	the Net Income and net loss of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, and

(6)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP shall be deducted.

      “Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

      “Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum of

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less

(3)	all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, except to the extent the write-up is a reversal of a write-down or a previously recorded reserve, less

(4)	all investments as of such date in Unrestricted Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments, to the extent included in calculating the consolidated equity in clause (1)), less

(5)	Intangible Assets reflected on the consolidated balance sheet of such Person or a consolidated Restricted Subsidiary of such Person, all of the foregoing determined in accordance with GAAP.

      “Construction Loan” means, a loan made for the purpose of financing the construction and development of multifamily residential condominium projects or commercial real estate projects.

      “Consultant” means a natural person who is a consultant hired by the Company or a Restricted Subsidiary to perform services.

      “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the date of the Indenture, or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

      “Credit Agreement” means that certain Credit Agreement, dated as of August 13, 2004, by and among the Company, Bank of America, N.A., and the other parties named therein, providing for up to $750.0 million of borrowings, including any related Notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original lender or lenders and whether provided under the original Credit Facility or any other credit or other agreement or indenture). Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Debt” means (1) Indebtedness outstanding under the Credit Agreement and (2) any other Senior Debt of the Company permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

      “Developable Land” all land of the Company and its Restricted Subsidiaries (a) on which Units may be constructed or which may be utilized for commercial, retail or industrial uses, in each case, under applicable laws and regulations and (b) the intended use by the Company for which is permissible under the applicable regional plan, development agreement or applicable zoning ordinance.

      “Developed Land” means all Developable Land of the Company and its Restricted Subsidiaries which is undergoing active development or is ready for vertical construction.

      “Discontinued Operations” means with respect to the Company those operations of the Company and its Subsidiaries which were classified as “discontinued operations” of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP as of the date of determination.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

(1)	provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

(2)	consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, whether expensed directly or included as a component of cost of goods sold or allocated to Joint Ventures (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period occurring after the date of the Indenture) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offerings” means any public or private sale of common stock or preferred stock (excluding Disqualified Stock).

      “Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its equity capital other than contributions from the issuance of Disqualified Stock or (b) the sale (other than to a Restricted Subsidiary or to any Company, Restricted Subsidiary or parent company management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in paragraph (c) of the “Restricted Payments” covenant.

      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

      “Existing Notes” means the Company’s outstanding $350.0 million principal amount of 10 5/8% Senior Subordinated Notes due 2011, outstanding $200.0 million principal amount of 9 1/8% Senior Subordinated Notes due 2012, outstanding $125.0 million principal amount of 4% Contingent Convertible Senior Subordinated Notes due 2023 and outstanding $125.0 million principal amount of 7 7/8% Senior Subordinated Notes due 2013.

      “Fair Market Value” means, with respect to any property or assets, the fair market value thereof, as established by a responsible officer of the Company, and, with respect to any property or asset the fair market value of which exceeds $5.0 million, by an independent third party appraiser, accounting firm or valuation firm with expertise in such valuation that is not affiliated with the Company or any Subsidiary of the Company.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on April 24, 2002.

      “Government Securities” means direct obligation of, or obligations guaranteed by, the United States of America, and the payment of which the United States pledges its full faith and credit.

      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      “Holder” means a Person in whose name a Note is registered.

      “Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person, subject, however, to the Fair Market Value of the assets securing such Indebtedness (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided, Indebtedness shall not include Indebtedness that constitutes an accrued expense, trade payables, customer deposits or deferred income taxes. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include (1) Indebtedness which has been defeased or discharged, (2) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of its incurrence or (3) CDD Obligations, other than that portion of any CDD Obligations that is due and payable at the time of determination.

      “Independent Member” means, with respect to any board of directors of a company, a member who is not an officer or employee of such company and is otherwise “independent” as defined by the New York Stock Exchange’s listing requirements and, in connection with any transaction, a member of such board of directors who is disinterested with respect to such transaction.

      “Intangible Assets” means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value at the date of the Indenture or the date of acquisition, if acquired subsequent thereto, and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP. For purposes of this definition, deferred tax assets shall not be deemed to be Intangible Assets.

      “Investment Grade” means:

(1)	with respect to S&P, any of the rating categories from and including AAA to and including BBB-; and

(2)	with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel loans and advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under the caption “— Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the third paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Notwithstanding the foregoing, the following are not Investments: (i) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture; (ii) endorsements of negotiable instruments and documents in the ordinary course of business; and (iii) an acquisition of assets, Capital Stock or other securities by the

Company for consideration consisting exclusively of Equity Interests of the Company (other than Disqualified Stock) and which Equity Interests are excluded from the calculation set forth in Paragraph (c) of the first paragraph of the “Restricted Payments” covenant.

      “Issue Date” means March 10, 2005.

      “Joint Venture” means a corporation, partnership or other entity engaged in one or more of the Permitted Businesses in which the Company or its Restricted Subsidiaries does not have control but owns, directly or indirectly, at least 10% of the Equity Interests.

      “Land Bank Obligations” means all obligations of the Company and its Restricted Subsidiaries reflected on its balance sheet as a liability in accordance with GAAP with respect to land sold to a third party and as to which the Company or any Restricted Subsidiary has an option to repurchase.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction provided that in no event shall any operating lease be deemed a Lien).

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, without duplication,

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with the disposition of any Restricted Investment by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Non-Recourse Financing” means Indebtedness incurred in connection with the purchase, development or construction of personal or real property useful in the Permitted Business as to which the lender upon default (1) may seek recourse or payment against the Company or any Restricted Subsidiary only through the return or sale of the property so purchased and (2) may not otherwise assert a valid claim for payment on such Indebtedness against the Company or any Restricted Subsidiary or any other property of the Company or any Restricted Subsidiary.

      “Notes” means the $200.0 million in aggregate principal amount of 6 5/8% Senior Subordinated Notes due March 15, 2015 offered in the initial offering of the Notes together with any Additional Notes, if any, permitted to be issued in accordance with the Indenture.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Officers’ Certificate” means a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Trustee.

      “Permitted Business” means the business of the Company and its Subsidiaries engaged in as of the date of the Indenture, including but not limited to, planning, designing, engineering, development, construction, marketing, sale, financing, management and operation of real estate including business and commercial projects, office buildings, residential subdivisions, condominiums and cooperatives (including low-, mid- and high-rise condominiums), villa developments and single family residences, timeshares, related amenity operations, which include golf clubs, marinas, tennis facilities, restaurants, including leisure, hospitality (hotels) and health care services, and any and all other businesses reasonably related thereto including, but not limited to, pest control and security services. In addition, Permitted Businesses shall include the operation of an amenities business and other real estate services businesses, including but not limited to, title insurance, property management, mortgage banking, insurance brokerage, E-commerce related businesses and real estate brokerage.

      “Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	cash and any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(5)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(6)	Investments in existence on the Issue Date;

(7)	Investments made in a simultaneous exchange for a prior Permitted Investment;

(8)	the fair market value of any investment in securities or other assets not constituting cash or Cash Equivalents received in connection with the sale of assets (a) where the securities are secured by a first priority lien on the assets sold or (b) where at least 25% of the consideration for such sale consists of cash or Cash Equivalents and provided that no more than an aggregate amount of $10.0 million of such securities may be outstanding at any one time under this clause 8(b); and

(9)	other Investments in an aggregate amount not to exceed 2.5% of Total Assets at any one time outstanding under this clause (9).

      “Permitted Junior Securities” of a Person means (1) Equity Interests in such Person and (2) debt securities of such Person that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) of such Person to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt of the Company.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); unless such excess would be permitted by the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the indebtedness being extended, refinanced, renewed, replaced, deferred or refunded, and is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

      “Principals” means Alfred Hoffman, Jr., Don E. Ackerman or any of their affiliates.

      “Rating Agency” means each of (1) S&P and (2) Moody’s.

      “Receivables” means an amount owed with respect to completed sales of housing units, lots, parcels and amenities services sold to an unaffiliated purchaser.

      “Related Party” with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

      “Senior Debt” of any Person means:

(1)	all Indebtedness of such Person under Credit Facilities and all Hedging Obligations with respect thereto,

(2)	any other Indebtedness of such Person permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, and

(3)	all Obligations with respect to the foregoing.

      Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

(a)	any liability for federal, state, local or other taxes owed or owing by such Person,

(b)	any Indebtedness of such Person to any of its Subsidiaries or other Affiliates,

(c)	any trade payables, customer deposits, reserves and accrued expenses,

(d)	any Indebtedness that is incurred in violation of the Indenture,

(e)	Indebtedness represented by the Notes, the Guarantees, the Exchange Notes or guarantees relating to the Exchange Notes,

(f)	any CDD Obligations other than that portion of CDD Obligations that is due and payable at the time of determination, and

(g)	the Existing Notes.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof except that the standard of significance will be 20% instead of 10%.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subordinated Indebtedness” means any Indebtedness which is expressly subordinated in right of payment to any other Indebtedness; provided that Subordinated Indebtedness shall not include debt which would otherwise be Senior Debt but for a junior lien on assets of the Company or any of its Subsidiaries.

      “Subsidiary” means, with respect to any Person,

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof, except in each case with respect to joint ventures when such Person or Subsidiary of such Person does not exercise control of the joint venture).

      Notwithstanding the foregoing, the term “Subsidiary” shall not include any entity referred to in (1) or (2) above to the extent the Company does not consolidate its interest in any such entity in its consolidated financial statements prepared in accordance with GAAP. Notwithstanding the immediately preceding sentence, not-for-profit golf clubs and common interest realty associations that do not guarantee our Credit Facilities are not Subsidiaries.

      “Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date.

      “Unit” means a residence, whether single or part of a multifamily building, whether completed or under construction, held by the Company or any Restricted Subsidiary for sale or rental in the ordinary course of business; provided that the number of Units that are rental Units at the time of determination shall not exceed 25% of the total Units sold or rented by the Company and its Restricted Subsidiaries during the immediately preceding twelve month period.

      “Unrestricted Cash” means all cash of the Company and its Restricted Subsidiaries which is not allocated for an expenditure or distribution or held as a deposit for a housing purchase contract or otherwise characterized as a deposit.

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than debt that is non-recourse to the Company or any Restricted Subsidiary except to the extent that any credit support or guarantee by the Company or any Restricted Subsidiary may be incurred as Indebtedness;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; unless the maximum amount of such obligation is treated as a Restricted Investment and such Restricted Investment may be made at the time of the giving of such obligation.

      “Valid Purchase Contract Proceeds” means valid purchase contracts for condominium units which produce proceeds from sales (net of selling expenses and contract deposits used for construction costs).

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

      We and the Guarantors have agreed pursuant to the registration rights agreement relating to the Outstanding Notes that we will, subject to exceptions,

•	within 90 days after March 10, 2005, file a registration statement (the “exchange offer registration statement”) with the SEC with respect to a registered offer (the “registered exchange offer”) to exchange the Outstanding Notes for new Notes of the Company (the “Exchange Notes”) having terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions);

•	use our reasonable best efforts to cause the applicable exchange offer registration statement to be declared effective under the Securities Act within 180 days after March 10, 2005;

•	use our reasonable best efforts to offer, on or prior to 40 business days after the effectiveness of the applicable exchange offer registration statement (the “effective date”), the Exchange Notes in exchange for surrender of the Outstanding Notes; and

•	keep the registered exchange offer for the Outstanding Notes open for not less than 20 business days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the Outstanding Notes.

      For each outstanding note tendered to us pursuant to the registered exchange offer, we will issue to the holder of the note an exchange note having a principal amount equal to that of the surrendered outstanding note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefore, or, if no interest has been paid on the outstanding note, from March 10, 2005.

      Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the registered exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the registered exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“participating broker-dealers”) receiving Exchange Notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Outstanding Notes) with the prospectus contained in the exchange offer registration statement.

      A holder of Outstanding Notes who wishes to exchange the Outstanding Notes for Exchange Notes in the registered exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of the company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      In the event that:

•	we are not required to file the exchange offer registration statement for either the Outstanding Notes or not permitted to consummate the applicable exchange offer because of applicable law or SEC policy; or

•	any holder of the Outstanding Notes, notifies us prior to the 30th day following consummation of the applicable exchange offer that it is prohibited by law or SEC policy from participating in the exchange offer or that it may not resell the Exchange Notes to the public without delivering a prospectus other than the prospectus contained in the applicable exchange offer registration statement, then, we will, subject to certain exceptions,

•	use our reasonable best efforts to file with the SEC a shelf registration statement (the “shelf registration statement”) covering resales of the Outstanding Notes or the Exchange Notes, as the case may be, on or prior to 90 days after such filing obligations arises; and

•	use our reasonable best efforts to cause the applicable shelf registration statement to be declared effective by the SEC on or prior to 180 days after such filing obligation arises.

      We will pay additional interest on the applicable Outstanding Notes and related Exchange Notes, subject to some exceptions,

•	if we and the subsidiaries fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after March 10, 2005 in the case of the Outstanding Notes;

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after March 10, 2005 in the case of the Outstanding Notes;

•	if the exchange offer is not consummated within 40 business days after the applicable exchange offer registration statement is declared effective;

•	if we and the subsidiaries are obligated to file a shelf registration statement and we and the subsidiaries fail to file the applicable shelf registration statement with the SEC on or prior to the 90th day after such filing obligation arises;

•	if we and the subsidiaries are obligated to file a shelf registration statement and the applicable shelf registration statement is not declared effective on or prior to the 180th day after the obligation to file a shelf registration statement arises; or

•	after the applicable exchange offer registration statement or the applicable shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clause a “registration default”);

to each holder of Outstanding Notes, with respect to the first 90-day period immediately following the occurrence of the first registration default relating to the Outstanding Notes, in an amount equal to $0.05 per week per $1,000 principal amount of Outstanding Notes held by such holder (“additional interest”). The amount of the additional interest will increase by an additional $0.05 per week per $1,000 principal amount of Outstanding Notes, with respect to each subsequent 90-day period until all registration defaults applicable to either the Outstanding Notes or have been cured, up to a maximum amount of additional interest of $0.25 per week per $1,000 principal amount of Outstanding Notes.

      Any additional interest will be paid by us on each interest payment date in the manner specified by the Indenture for the payment of interest. Following the cure of all registration defaults, the accrual of additional interest will cease.

      A holder of Outstanding Notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Outstanding Notes included in the shelf registration statement and in order to benefit from the provisions regarding additional interest set forth above.

      No holder of Outstanding Notes who is not entitled to the benefits of a shelf registration statement will be entitled to receive additional interest because of a registration default pertaining to a shelf registration and no holder of Outstanding Notes constituting an unsold allotment from the original sale of the Outstanding Notes or any other holder of Outstanding Notes who is entitled to the benefits of a shelf registration statement will be entitled to receive additional interest because of a registration default that pertains to an exchange offer.

BOOK ENTRY; DELIVERY AND FORM

Book-Entry Procedures for the Global Notes

      The Exchange Notes will initially be represented in the form of one or more global Notes in definitive, fully-registered book-entry form, without interest coupons that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of DTC or its participants.

      Except as set forth below, the global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

      The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement system of DTC and are subject to change by DTC from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

      DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporation and specified other organizations. Indirect access to DTC’s system is also available to other entities, such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities handle by or on behalf of DTC only through participants or indirect participants.

      So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated Notes; and

•	will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

      Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of Notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of Notes or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize the participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

      Payments with respect to the principal of, any premium, any additional interest, and interest on any Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee, in its capacity as the registered holder of the global note representing the Notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the Notes, including the global Notes, are registered as the owners of the Notes for the purpose of receiving payment on the Notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, any premium, any additional interest, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      Although DTC has agreed to the above procedures to facilitate transfers of interests in the global Notes among its participants, it is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

      If:

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not required within 90 days of the notice of cessation;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of Notes in definitive form under the indenture; or

•	upon the occurrence of specified other events as provided in the indenture;

      then, certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the global Notes upon surrender by DTC of the global Notes. Upon the issuance of certificated Notes, the trustee is required to register certificated Notes in the name of that person or persons, or their nominee, and cause the certified Notes to be delivered to those persons.

      Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

CERTAIN UNITED STATES FEDERAL

INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The exchange of Outstanding Notes for Exchange Notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period of the Outstanding Note and the basis of the Exchange Note will be the same as the basis of the Outstanding Note immediately before the exchange.

PLAN OF DISTRIBUTION

      Until November 22, 2005, 180 days after the date of this prospectus, all dealers effecting transactions in the Exchange Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes only where the Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for a period of 180 days from the date on which the exchange offer is consummated, or any shorter period as will terminate when all Outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and the Exchange Notes have been resold by the broker-dealers.

      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days from the date on which the exchange offer is consummated, or a shorter period as will terminate when all Outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and the Exchange Notes have been resold by the broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Outstanding Notes, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of Outstanding Notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of Outstanding Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The enforceability of the Company’s and the guarantors’ obligations under the indenture, the Notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K dated May 11, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information within the SEC. Such reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information filed electronically by us with the SEC are available at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We “incorporate by reference” information contained in documents that we file with the SEC into this prospectus. This means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2005;

•	Our Current Report on Form 8-K filed on March 4, 2005;

•	Our Current Report on Form 8-K filed on March 11, 2005;

•	Our Current Report on Form 8-K filed on April 4, 2005; and

•	Our Current Report on Form 8-K filed on May 11, 2005.

      You can request a copy of these filings at no cost, by writing or calling us at the following address:

WCI Communities, Inc.

24301 Walden Center Drive
Bonita Springs, FL 34134
(239) 947-2600

Attention: James D. Cullen, Esq.

Associate General Counsel

      You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of Notes in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document or, in the case of information incorporated by reference, the date of the document containing the information incorporated by reference.

WCI Communities, Inc.

OFFER TO EXCHANGE ALL OUTSTANDING 6 5/8% SENIOR SUBORDINATED NOTES DUE 2015 FOR 6 5/8% SENIOR SUBORDINATED NOTES DUE 2015, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

UNCONDITIONALLY GUARANTEED ON A SENIOR SUBORDINATED BASIS BY CERTAIN OF OUR SUBSIDIARIES.

PROSPECTUS

May 26, 2005